Exhibit 10.29

SHAREHOLDERS AGREEMENT

BETWEEN

EXCELLA GESTÃO DE SAÚDE POPULACIONAL LTDA.,

SEMANTIX PARTICIPAÇÕES S.A,

AND, ADDITIONALLY, AS A CONSENTING INTERVENING PARTY,

TRADIMUS S.A.

DATED MAY 26, 2021

SHAREHOLDERS AGREEMENT

By the present instrument and in the best form of law, the parties below, namely:

(i)    EXCELLA GESTÃO DE SAÚDE POPULACIONAL LTDA., a limited liability company registered with the CNPJ under No. 34.383.532/0001-77, headquartered in the city of São Paulo, state of São Paulo, at Avenida Brigadeiro Faria Lima, No. 3144, 3rd floor, sala 329, Jardim Paulistano, CEP 01451-000, herein duly represented in the terms of its articles of incorporation (“Excella”);

(ii)    SEMANTIX PARTICIPAÇÕES S.A., a corporation registered with the CNPJ under No. 29.920.755/0001-96, headquartered in the city of São Paulo, state of São Paulo, at Avenida Eusébio Matoso, No. 1375, 10th floor, Pinheiros, CEP 05423-180 (“Semantix” and, collectively with Excella, “Shareholders”);

and, additionally, as a consenting intervening party,

(iii)    TRADIMUS S.A., a corporation registered with the CNPJ under No. 10.325.433/0001-70, headquartered in the city of São Paulo, state of São Paulo, at Avenida Eusébio Matoso, No. 1375, 10th floor, Butantã, CEP 05423-180, herein duly represented in accordance with its Bylaws (“Company”);

(Excella, Semantix, and the Company are hereinafter collectively referred to as the “Parties” and individually as “Party”).

PREAMBLE

WHEREAS, on March 27, 2020, Excella and Semantix Tecnologia em Sistema de Informação S.A., a corporation registered with the CNPJ under No. 09.162.524/0001-53 (“Semantix Tecnologia”) entered into a Memorandum of Understanding, which formalized initial terms on the execution of a partnership based on the synergy of their operations, in order to enable, with the maximum potential success, efficiency and benefits in services related to data management in healthcare through digital platforms and other means agreed between the Parties (“MOU”);

WHEREAS, Semantix Tecnologia is a company that operates, among others, in the development and commercialization of products developing technologies and solutions for Big Data Analytics, Search, Artificial Intelligence, Internet of Things, including integrations with cloud and on-premises computing providers, and data enterprise platforms for customers in any industry sector;

WHEREAS, Excella is a company that operates, among others, in the segment of analysis and processing of data on assisted performance, costs, follow-up, related to users of healthcare plans and insurance, as well as the provision of information technology services related to the management of healthcare plans and insurance, including data processing and the provision of tools for advanced analytical solutions in several models, among which the provision of consulting services;

WHEREAS, on the present date, Excella subscribed, seven hundred and eight thousand and five hundred (708,500) common, nominative shares, without par value, at an issue price of approximately fourteen reais and sixteen cents (R$14.16) per share, for the total amount of ten million, thirty-six thousand, eight hundred and sixty-nine reais and twenty-seven cents (R$10,036,869.27), of which (i) the amount corresponding to fifty percent (50%) will be paid the day after the present date, that is, May 27, 2021; and (ii) the remaining amount corresponding to fifty percent (50%) must be paid up within twelve (12) months from the present date, pursuant to the terms of the share subscription form signed by Excella, so that Excella is the holder of fifty percent (50%) of the Company’s total and voting share capital; and

WHEREAS, the Shareholders have agreed to establish certain principles and rules that will govern the transfer of shares, their relationship as Shareholders of the Company, as well as the conduct of the business and activities of the Company and its Subsidiaries, pursuant to article 118 of the Lei das Sociedades por Ações (the Companies Law).

HEREBY the Parties execute this Shareholders Agreement (“Agreement”), which shall be governed by the following terms and conditions:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1.    Definitions. For the purposes of this Agreement (including the Preamble above and its Annexes), unless otherwise expressed herein, capitalized words and expressions shall have the following meanings:

“Act of Corruption” means to give, offer, receive, or agree to receive (in isolation or together) payment, gratuity, or other advantage, in business with the public or private sector, that: (i) violates (or had the intention to violate) the Leis Anticorrupção (Anti-Corruption Laws); (ii) influences (or had the intention to influence) any person to act or has improperly rewarded any person for acting contrary to the expectation of good faith, impartiality or trust; or (iii) influences (or had the intention to influence) a Governmental Authority to grant or retain an advantage in the conduct of the Company’s and/or Subsidiaries’ business;

“Additional Funds” has the meaning set forth in Section 8.5;

“Affiliate” means, in respect of a Person, (i) any other Person who, directly or indirectly, controls, is controlled by or is under common control with, such Person, and (ii) in the event that the relevant Person is a natural person, his or her spouse, ascendant(s), descendant(s) or relatives in direct line to the third (3rd) degree, as well as any Affiliate of such natural person;

“Agreement” has the meaning set forth in the description of the Parties to this Agreement set forth above;

“Anti-Corruption Laws” have the meaning set forth in Section 9.9;

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks are not required or authorized by Law to close in the city of São Paulo, state of São Paulo;

“Bylaws” means the Company’s Bylaws in effect at the time;

“CAM-CCBC” has the meaning set forth in Section 13.10;

“CEO” means the Chief Executive Officer of the Company;

“Civil Code” means Law No. 10.406 dated January 10, 2002, as amended;

“CNPJ” means the Cadastro Nacional de Pessoa Juridica (National Register of Legal Entities) of the Ministry of Economy;

“Code of Civil Procedure” means Law No. 13.105 dated March 16, 2015, as amended;

“Collaborative Sale Share Price” has the meaning set forth in Section 4.6;

“Collaborative Sale Term” has the meaning set forth in Section 4.7;

“Collaborative Sale” has the meaning set forth in Section 4.5;

“Collaborative Sale Shares” has the meaning set forth in Section 4.6.1;

“Collaborative Sale Shareholder” has the meaning set forth in Section 4.6;

“Companies Law” means Law No. 6.404 dated December 15, 1976, as amended;

“Company” has the meaning set forth in the description of the Parties to this Agreement set forth above;

“Competitor” means any Persons who practice the Exclusive Activities of the Company;

“Confidential Information” has the meaning set forth in Section 13.7;

“Constricted Shares” has the meaning set forth in Section 5.4;

“Constricted Share Acquisition Price” has the meaning set forth in Section 5.4.1;

“Consulting Agreement” has the meaning set forth in Section 9.5;

“Control” has the meaning provided for in articles 116 and 243, of the Lei das Sociedades por Ações (the Companies Law). Terms related to Control, such as “Controlled”, “Parent Company”, “Controlling”, “under common Control”, among others, will have similar meanings to Control;

“Controversial Matter” has the meaning set forth in Section 4.4;

“CPF/ME” means the National Registry of Natural Persons of the Ministry of Economy;

“Deadlock” has the meaning set forth in Section 4.4.2;

“Default” means, with respect to the Company’s officers, (i) the violation or noncompliance with Laws or determinations of the Board of Directors or general meeting of the Company or its Subsidiaries; (ii) wrongful act, negligence or serious fault to the detriment of the Company, its Subsidiaries or Shareholders; (iii) conviction in the first instance or a plea of guilty or nolo contendere before a court in relation to any offense considered as a felony or punishable by imprisonment, or tortious act, fraud, misconduct, theft or unethical business conduct (iv) breach of any contract with or obligation to the Company, its Subsidiaries or its Shareholders, including, without limitation, this Agreement; (v) any action or omission harmful to the Company, its Subsidiaries or its Shareholders, including, without limitation, with regard to monetary or reputational/image aspects; or (vi) violation of any policies of the Company or its Subsidiaries not cured within thirty (30) days after due notice of violation, if possible;

“Defaulting Shareholder” has the meaning set forth in Section 5.4;

“Delaying Shareholder” has the meaning set forth in Section 8.3;

“E&S Action Plan” has the meaning set forth in Section 9.13;

“E&S Officer” has the meaning set forth in Section 9.13;

“E&S Policy” has the meaning set forth in Section 9.13;

“Encumbrances” means, as the case may be, any mortgage, lien, demand in rem and/or repossession, security interest, encumbrance, charge, fiduciary alienation with or without reservation of title, seizure, attachment, garnishment, right of use, easement, trespass, voting agreement, participation right, option right of preference for acquisition or subscription, in rem rights, constrictions of any nature, limitations to the full and free use, enjoyment or fruition of any asset or right (or any of the attributes inherent or related to such asset or right), whether as a result of law, regulation, order, judicial or administrative decision or contractual provision;

“Event of Disrepute” has the meaning set forth in Section 9.11;

“Excella” has the meaning set forth in the description of the Parties to this Agreement set forth above;

“Exclusive Activities of the Company” means the activities listed in Annex A;

“Financial Advisor” has the meaning set forth in Section 4.5;

“Financial Stress” means the Company’s cash being less than three hundred thousand reais (R$300,000.00) for two (2) subsequent months during the 2021 year. For subsequent years, the Shareholders must agree on the minimum value, and in the absence of an agreement, the value established for the immediately preceding year will be considered;

“First Offer Notice” has the meaning set forth in Section 6.2;

“First Offer Period” has the meaning set forth in Section 6.2.1;

“First Period” has the meaning set forth in Section 8.1;

“Government Authority” means any and all governments, agencies, departments, secretariats, courts, or other organs of the Brazilian government or foreign governments, whether federal, state, or municipal, linked directly or indirectly to the judicial, legislative, or executive branches, the chamber or Arbitral Tribunal, regulatory agencies, the public ministry, or other governmental authorities;

“Initial Budget” has the meaning set forth in Section 8.1;

“Initial Business Plan” has the meaning set forth in Section 8.1;

“Initial Corporate Event” has the meaning set forth in Section 4.4;

“Initial Period” has the meaning set forth in Section 4.4;

“Initial Subscription” has the meaning set forth in Section 8.1;

“Issue Price of Supplementary Shares” has the meaning set forth in Section 8.2.2;

“Joint Selling Right” has the meaning set forth in Section 7.1;

“Judicial Constraint” means a judicial decision, final or otherwise, that is enforceable in the form of execution for a sum certain against a solvent debtor and/or a judicial order resulting in any form of restriction of a coercive nature on the Shares held by the Shareholders. The attachment, seizure, and/or sequestration of assets that fall upon the Shares owned by Shareholders will also be considered a Judicial Constraint;

“Know-How” has the meaning set forth in Section 9.5;

“Law” means any and all laws, rules, regulations, judgments, administrative, judicial or arbitral decisions, instructions, ordinances or orders of any Governmental Authority and environmental agencies to which a particular Person is subject;

“License Value” has the meaning set forth in Section 9.4.1;

“Lock-Up Period” has the meaning set forth in Section 5.1.2;

“Mediator” has the meaning set forth in Section 4.4.1;

“Mediator Negotiating Period” has the meaning set forth in Section 4.4.1;

“New License Value” has the meaning set forth in Section 9.4.4;

“Non-Compete Obligation” has the meaning set forth in Section 9.2;

“Non-Compete Period” has the meaning set forth in Section 9.2;

“Notice of Commencement of Collaborative Sale” has the meaning set forth in Section 4.5;

“Notice of Offer in Collaborative Sale” has the meaning set forth in Section 4.6.1;

“Notice of Tag Along Sale” has the meaning set forth in Section 7.2;

“Observers” has the meaning set forth in Section 3.2;

“Offered Shares” has the meaning set forth in Section 6.1;

“Offering Shares” has the meaning set forth in Section 7.1;

“Offering Shareholder” has the meaning set forth in Section 6.1;

“Person” means any natural person, legal person, partnership, corporation, share corporation, limited partnership, limited liability company, limited liability partnership, unincorporated company, partnership, syndicate, consortium, trust, foundation, association, organization, private investment fund or any other type of fund, any Government Authority or any other person or entity;

“Proposal” has the meaning set forth in Section 6.2.1;

“Public Agent” means the person who exercises, even if transitory or without remuneration, by election, appointment, designation, hiring or any other form of investiture or bond, mandate, post, employment or function in Government Authorities, whether national or foreign, as well as in legal entities controlled, directly or indirectly, by the public power of a foreign country or in public international organizations;

“Related Parties” means, (i) with respect to any natural Person, any first, second or third degree family member or relative, including those with rights under the Law as if they were family members of such degree, including spouses, former spouses or common law spouses or equivalent; (ii) with respect to any Person, directly or indirectly, (a) any company that Controls such Person, is Controlled by such Person or is under common Control with such Person; and (b) any officer, Director, officer, partner, Shareholder, quota holder, manager, trustee or Affiliate of such Person or of Persons referred to in items (ii) (a) and (ii) (b) on the date the concept is applied;

“Right of First Offer” has the meaning set forth in Section 6.1;

“Right of First Offer in Collaborative Sale” has the meaning set forth in Section 4.6;

“Rules” has the meaning set forth in Section 13.10;

“Securities” means, with respect to any Person, the common shares, preferred shares and any other securities issued by such Person, regardless of the nomenclature adopted or the existence or otherwise of voting rights, convertible into or exchangeable for shares of such Person, including warrants, preemptive rights, options to acquire, subscribe for or receive equity interests issued by such Person. Unless the context otherwise requires, references to Securities, without indication of the respective company, refer to those issued by the Company;

“Semantix” has the meaning set forth in the description of the Parties to this Agreement set forth above;

“Share” or “Shares” means each, part or all, as the case may be, of the shares of the Company issued and outstanding;

“Shareholder” has the meaning set forth in the description of the Parties to this Agreement set forth above;

“Shareholder in Compliance” has the meaning set forth in Section 8.3;

“Silent Shareholder” has the meaning set forth in Section 4.6;

“Software” has the meaning set forth in Section 9.4;

“Software License Agreement” has the meaning set forth in Section 9.4;

“Subscription Period” has the meaning set forth in Section 8.3(i);

“Subsidiaries” have the meaning set forth in Section 2.4;

“Supplementary Contributions” has the meaning set forth in Section 8.2;

“Transfer” (which includes “Transfer” and “Transferred”) means, directly or indirectly, free of charge or for a consideration, the transfer, sale, assignment (including, but not limited to, the assignment of the right to subscribe for shares), exchange, donation, giving in payment or in guarantee, pledge or security, fiduciary alienation in guarantee, institution of right of use of shares or other form of voluntary disposal, conditioned or not, including transfer, sale, assignment, exchange, donation, pledge, security interest or other right of retention, or, further, in relation to any succession (including, without limitation, mortis causa succession) legal determination, merger, incorporation, spin consolidation, capital increase or reduction, or other operations with related effects, as well as the practice of any other form of encumbrance or voluntary disposition that has or produces a similar effect to those described above or that results in the transfer of ownership and/or of property or political rights related to such Shares or Securities;

“Valuation Amount” has the meaning set forth in Section 4.5.3.1;

“Valuation Report” has the meaning set forth in Section 4.5.3;

1.2.	For the purposes of this Agreement, unless the context otherwise requires:

(i)    any reference to Laws or legal provisions shall include all complementary legislation enacted and enacted from time to time pursuant to such legal provision, as amended or consolidated from time to time;

(ii)    the Preamble and the Annexes form an integral part of this Agreement and shall have the same force and effect as if they had been expressly provided for in the body of this Agreement, it being understood that any reference to this Agreement shall include all items of the Preamble and all Annexes;

(iii)    references to this Agreement or any other document shall be construed as references to this Agreement or such other document as amended, modified, restated, supplemented or replaced from time to time;

(iv)    the expression “this Section”, unless followed by reference to a specific provision, shall be deemed to refer to the entire Section (not just the Section, sub-Section, paragraph or other provision) in which the expression appears, unless otherwise expressly provided;

(v)    the headings of Sections, sub-Sections, Annexes, parts and paragraphs are for convenience only and do not affect the interpretation of this Agreement;

(vi)    the words “include” and “including” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor to be applied as, a restriction on the generality of any preceding word;

(vii)    the definitions in this Agreement apply equally to the singular and plural forms of defined terms and, whenever the context requires, any pronoun will include the corresponding masculine and feminine forms;

(viii)    any reference in this Agreement to a “day” or to a number of “days” (without express reference to “Business Days”) shall be construed as a reference to calendar days, not Business Days; and

(ix)    all time limits provided for herein shall be counted as provided for in article 132 of the Civil Code, i.e., excluding the day on which the time limit begins and including the day on which it ends. If an action is to be taken on a specific calendar day and such calendar day is not a Business Day, such action may be postponed until the next Business Day without the Company and/or the Shareholder having to take such action being subject to any penalty.

ARTICLE II

SHARES BOUND BY THE AGREEMENT AND SUBSIDIARIES

2.1.    Bound Shares. Subject to this Agreement are all Shares and Securities convertible or exchangeable into shares of the Company’s share capital owned by the Shareholders on the present date and that may be owned by the Shareholders in the future, including, but not limited to, by subscription, acquisition, bonus, split, grouping, conversion of credits, conversion or exchange of Securities or securities held against the Company, capitalization of profits or other reserves, or resulting from merger, spin-off, incorporation or any other form of corporate restructuring of the Company, as well as any and all rights arising from ownership of shares issued by the Company held by the Shareholders, including the preemptive right to subscribe for shares in a capital increase.

2.2.    Shares and Participation. Each Shareholder declares and warrants that (i) they are the holder and lawful owner of their respective Shares, as indicated in the table below; (ii) the Shares owned by him/her have been fully subscribed; (iii) the Shares jointly represent the totality of the shares issued by the Company; (iv) the Shares owned by him/her are on this date and will remain during the term of this Agreement, free and clear of any and all liens, except as provided herein; (v) it is duly authorized and has the capacity and power to enter into this Agreement and to perform its obligations under this Agreement; (vi) this Agreement constitutes a valid and binding obligation, enforceable in its entirety; and (vii) the execution, delivery and performance of this Agreement do not violate, conflict with or contravene any Law or agreement to which the respective Shareholder or the Company is subject.

Shareholder	Number of common shares	Participation
Excella	708,500	50%
Semantix	708,500	50%
TOTAL	1,417,000	100%

2.3.    Conflict between the Articles of Association and the Agreement. The Company shall be governed (i) by this Agreement, (ii) by its Bylaws, and (iii) by applicable Law. In case of conflict between the Company’s Bylaws and this Agreement, the provisions of this Agreement shall prevail. The Shareholders will have the Company call, as soon as possible, a General Meeting to amend the Bylaws and adapt them to the terms of this Agreement.

2.4.    Subsidiaries. The Shareholders and the Company undertake and agree to ensure their Subsidiaries and any other companies or undertakings controlled, directly or indirectly, by the Company (the “Subsidiaries”) to comply with any and all provisions of this Agreement applicable to them during the full term of the Agreement. The Shareholders shall take all actions and measures necessary to ensure that the Company’s representatives attending general meetings, Shareholders’ meetings, Board of Directors’ meetings, Board of executive officers’ meetings, as well as the management of the Subsidiaries, as applicable, observe the provisions of this Agreement and comply with the resolutions taken by the Shareholders. The Shareholders and the Company also undertake and agree to ensure the provisions of this Agreement to be reflected in the Subsidiaries’ constitutional and corporate documents. In case of conflict between the provisions of this Agreement and those provided for in the documents of incorporation, Bylaws or articles of association of the Subsidiaries, the terms of this Agreement shall prevail and the Shareholders and the Company shall resolve as soon as possible on an amendment to the documents of incorporation, Bylaws or articles of association of the Subsidiaries so as to eliminate said conflict.

ARTICLE III

COMPANY MANAGEMENT

3.1.    Management. The Company will be managed by a Board of Directors and by a Board of executive officers with the duties set forth in the Law and in this Agreement.

3.2.    Board of Directors. As long as the Shareholders hold each fifty percent (50%) of the Company’s total and voting share capital, the Company’s Board of Directors shall be composed of four (4) members and two (2) observers, all with a term of office of two (2) years, reelection being permitted, provided that (i) Excella shall be entitled to appoint two (2) members (ii) Semantix shall be entitled to appoint two (2) members; and (iii) Excella and Semantix, jointly, shall have the right, but not the obligation, to appoint up to two (2) observers (“Observers”). The Shareholders will determine by mutual agreement which of the elected Directors will be the Chairman of the Board. If at any time one of the Shareholders becomes the holder of more than fifty percent (50%) of the Company’s total and voting share capital, then such Shareholder will be entitled to appoint three (3) members to the Board of Directors, and the other Shareholder will be entitled to appoint only one (1) member to the Board of Directors, as long as such Shareholder holds an interest equal to or greater than forty-five percent (45%) of the Company’s total and voting share capital. For clarification purposes, if any of the Shareholders becomes a holder of less than forty-five percent (45%) of the Company’s total and voting share capital, such Shareholder will lose the right to appoint members to the Company’s Board of Directors, pursuant to this Agreement.

3.2.1.    The Observers may debate and present ideas, but they will not have voting rights on the Company’s Board of Directors’ deliberations. Observers may also be asked to recuse themselves from the Board of Directors meeting, at the request of any Director, provided that this is justified. The Parties agree that all notices of meetings of the Board of Directors as well as documents and information relating to such notices sent to members of the Board of Directors shall also be sent to Observers, if any and subject to the same confidentiality duties as those of Directors.

3.2.2.    The Shareholders undertake to exercise their voting rights at the Company’s general meetings for the purpose of electing the Directors nominated in accordance with the provisions of this Section 3.2.

3.2.3.     Each Shareholder may determine the removal of the Board member that they have appointed and appoint a replacement within ten (10) days after the dismissal, subject to the provisions of this Agreement. In this regard, Shareholders undertake to exercise their voting rights at the Company’s Shareholders’ meetings for the purpose of removing Directors and electing their replacement in accordance with the provisions of this Section. No Shareholder may exercise his or her voting right to remove or replace any of the Directors nominated by another Shareholder, except in the event of proven actions or omissions by such Directors that qualify as just cause for their removal, such as acts detrimental to the Company, the Shareholders and/or incompatible with the legal duties and responsibilities applicable to the Directors of share companies, as determined by all other members of the Board of Directors.

3.2.4.    The right to appoint members to the Board of Directors granted to Shareholders under Section 3.2 may in no event be exercised cumulatively with any other right provided by law that permits the election of a Director by Shareholders (acting individually or jointly) including, without limitation, the multiple voting and separate voting procedures provided for in article 141 of the Companies Law.

3.2.5.    The Company’s Board of Directors may have an internal regulation on its functioning rules, as long as the collegiate body structure is maintained. The Chairman of the Board of Directors will have formal and operational responsibility for the operation of the Board in the form of a collegiate body and will not have the casting vote, and will prevail in his or her capacity as a Director like the other Directors.

3.2.6.    The Board of Directors will meet, ordinarily, once a month and, extraordinarily, whenever necessary, upon written notice by any of its members, by means of registered letter or electronic mail (with acknowledgement of receipt), at least five (5) Business Days in advance and with the presentation of the agenda of the matters to be dealt with and the pertinent documents. The meetings of the Company’s Board of Directors may not approve matters that have not been included in the agenda presented in the call for the respective meeting, unless otherwise agreed by all of the Company’s Directors. All reasonable costs incurred in connection with Board meetings, including travel, accommodation and other costs incurred by Directors, shall be borne by the Company, provided that they have been expressly approved in advance by the Company, which may not deny them without good cause.

3.2.7.    The call provided for in Section 3.2.6 may be waived when all members of the Board of Directors are present at the meeting. No member of the Board of Directors shall refuse without reasonable cause to attend meetings of the Board of Directors to which they have been validly given notice, and a member who participates in the meeting via videoconference, teleconference, or any other means of communication that allows for conversation in real time shall be considered present. In this scenario, the votes of the Director who is not physically present will be formalized in writing and sent by e-mail to the Chairman of the meeting immediately after its conclusion, it being understood that a copy of said voting instructions will be kept on file at the Company’s headquarters.

3.2.8.    The meetings of the Board of Directors will be validly convened (i) on first call with the presence of all its duly elected members; and (ii) on second call, with any number of attendees, provided that at least one Excella Director and one Semantix Director must be present.

3.2.9.    At meetings of the Board of Directors (i) a Director may be represented by another Director, provided that the Director present has written authorization from the absent Director, given by letter or other electronic means prior to the meeting, duly accompanied by voting instructions; and (ii) the votes cast by the Director who participates remotely, and which are made by any recognized and verifiable electronic means under the terms of Section 3.2.7 above, will be valid.

3.2.10.    The meeting of the Board of Directors shall be convened and chaired by the Chairman of the Board of Directors or any other Director appointed by him. In the absence or refusal of the Chairman, the meeting of the Board of Directors will be called to order by any of the members of the Board of Directors and will be conducted by a Director chosen by a majority vote of the Directors present. The secretary will always be chosen by the Chairman of the meeting from among the Directors present. The Chairman of the Board of Directors meeting shall refrain from recording any resolution made in disagreement with the provisions of this Agreement, pursuant to article 118 of the Companies Law.

3.2.11.    In the event of an impediment or vacancy in the position of member of the Board of Directors, the Board of Directors shall call within ten (10) days a general meeting of the Company to fill the respective position, and the appointment of the new Director will be made, as provided in Section 3.2, by the Shareholder who had initially appointed such Director.

3.2.12.    The members of the Board of Directors shall not be entitled to any remuneration for serving as a member of the Board of Directors of the Company, unless otherwise decided by a majority vote of the Shareholders.

3.2.13.    The Board of Directors may create committees to advise it as it deems necessary or appropriate. Each committee will be regulated accordingly and will have powers to be established in its rules of procedure. No act taken by any committee shall be binding on the Company or any Shareholder, unless such act is approved by the Board of Directors or the General Assembly in accordance with applicable law and this Agreement. Each committee shall keep regular minutes of its meetings and disclose them to the Board of Directors upon request, and shall meet at times and places established by decision of the committee or the Board of Directors.

3.2.14.    For purposes of this Section 3.2, the Parties acknowledge and agree that, as of the date hereof, Semantix appoints Mr. LEONARDO DOS SANTOS POÇA D’ÁGUA, Brazilian, single, business manager, bearer of identity card No. RG 29.599.333-9 (SSP/SP), registered with CPF/ME under No. 298.372.378-05, resident and domiciled in the city of Barueri, state of São Paulo, at Alameda Tocai, No. 58, Tamboré, CEP 06458-280, as one of the members of the Company’s Board of Directors, pursuant to Section 3.2.1 above, for a unified term of office of two (2) years from the present date. After such term, the chairmanship of the Company’s Board of Directors will alternate between members appointed by Excella and then by Semantix, successively, always for a term of two (2) years.

3.2.15.    The Parties acknowledge and agree that until the Company is considered a joint operation by the auditors of both Shareholders such that each Shareholder may consolidate 50% of the Company’s results, in the event that the members of the Board of Directors appointed by the Shareholders cannot reach a consensus with respect to the approval of a certain matter at a meeting of the Board of Directors, the member of the Board of Directors of the Company appointed by Semantix shall have the casting or tie-breaking vote on such matter.

3.3.    Board of Executive Officers. The Company’s Board of Executive Officers will have a unified mandate of two (2) years, reelection being allowed, and will be composed of at least two (2) and at most four (4) members, all residing in the country, elected and removable at any time by the Board of Directors, being one the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the other officers having a specific designation.

3.3.1.    Subject to the provisions of Section 3.3.2 below, for as long as each Shareholder holds an interest of fifty percent (50%) of the Company’s total and voting share capital, all Directors shall be elected by a majority of the members of the Board of Directors, except, however, that (i) the members of the Board of Directors appointed by Semantix will have the right to appoint the CEO and up to one additional Director, without specific designation; (ii) the members of the Board of Directors appointed by Excella will have the right to appoint up to two Directors, without specific designation. Should any Shareholder now hold an interest equal to or greater than forty-five percent (45%) and less than fifty percent (50%) of the Company’s total and voting share capital, the member of the Company’s Board of Directors nominated by such Shareholder will have the right to nominate an executive officer without specific designation. Notwithstanding the provisions above, the Parties must approve the nomination made by the other Party for the Executive Board within fifteen (15) days after such nomination and prior to the investiture of such officer in the respective position, it being understood that the non-approval will only be accepted upon justifiable grounds.

3.3.2.    For purposes of Section 3.3.1 above, unless otherwise agreed by the Shareholders, the members of the Company’s Board of Directors nominated by Excella and Semantix may only appoint members to the Company’s Board of Directors after Excella and Semantix, respectively, have hired a prominent recruitment firm chosen by the Shareholders jointly to organize and coordinate a formal search process for the applicable Director, it being understood that members of the Company’s management and market professionals, with recognized competence in the Company’s industry and a good reputation, may participate in this process.

3.3.3.    At any time, (i) Excella may request the removal of the Directors appointed by the Semantix Directors pursuant to this Agreement, and/or (ii) Semantix may request the removal of the Directors appointed by the Excella Directors pursuant to this Agreement. In both cases, a request for dismissal can only be made in the following cases: (a) in case of an unsatisfactory performance verified based on objective criteria and relevant and intermediate results determined in a certain period of time, as may be agreed among the Shareholders, and observing the procedure set forth in Section 3.3.4 below, or (b) in case of an Event of Default.

3.3.4.    In the event Excella or Semantix believe, at any time, that the event set forth in item (a) of Section 3.3.3 above has occurred, Excella or Semantix, as the case may be, shall have the right to give written notice to the Board of Directors of such occurrence, justifying its understanding and demonstrating what aspects have resulted in its request for removal, and to request the immediate removal of the applicable Director. A replacement will be appointed by the Shareholder who had made the original appointment, subject to the terms of this Agreement.

3.3.5.    The Shareholders undertake to ensure the Directors nominated by them to vote at Board meetings in such a way as to elect the members of the Board of Directors pursuant to Section 3.3.

3.3.6.    The remuneration of the executive officers will be determined by the Board of Directors and will observe market standards for companies of the same size and in the same industry in which the Company operates.

3.3.7.    The Executive Board will not act as a collegiate body, and each Director will be responsible for exercising the functions required of him within his area of activity. With the exception of matters within the competence of the general meeting or Board of Directors meeting, the Company’s daily management issues and decisions will be taken individually by the officers within their area of competence, always observing the strategic guidelines established by the Company’s Board of Directors.

3.3.8.    The Company will be represented, actively and passively, by two (2) Directors jointly, being one (1) Director appointed by the Excela Directors and one (1) Director appointed by the Semantix Directors. The Company may also be represented by (i) one (1) Director together with one (1) duly appointed attorney or (ii) two (2) duly appointed attorneys, provided that the instruments of attorney shall be granted by two (2) Directors together, one (1) Director appointed by the Excella Directors and one (1) Director appointed by the Semantix Directors. The power of attorney granted by the Company will expressly consign the powers granted and the term of validity, which will be limited to one (1) year, with the exception of those granted with the ad judicia provision, which may be valid for an indefinite term.

3.4.    Fiscal Council. The Shareholders agree and establish that the Company will have a non-permanent fiscal council, composed of at least three (3) and at most five (5) members and an equal number of alternates. It will be established whenever so resolved by the Company’s general assembly, under the terms of the Companies Law.

ARTICLE IV

EXERCISE OF VOTING RIGHTS

4.1.    Deliberations in General Assemblies. Each common share issued by the Company will correspond to one vote in the resolutions of the Company’s general meetings. Except as provided in Section 4.1.2 or as otherwise provided by law, decisions at general meetings shall be taken by a simple majority vote, except that, for as long as Excella and Semantix each hold a fifty percent (50%) interest in the Company’s total and voting share capital, decisions shall be taken by consensus between Excella and Semantix, except in the event of Financial Stress and provided that the procedure set forth in Section 8.5 below is observed.

4.1.1.    The Shareholders, hereby and by this instrument, agree that the contracting or practice of any of the acts below, by the Company or any of its Subsidiaries, will be subject to deliberation and approval in general meeting of the Company:

(i)    change in the Company’s Bylaws including, but not limited to, those that involve the following: (a) change of the corporate purpose; (b) alteration, creation or elimination of types, classes and rights of the Shares; (c) alteration of the powers of the general meeting or the Board of Directors; (d) alteration of the dividend distribution policy; and (e) alteration of the term of duration of the Company;

(ii)    repurchase, amortization, redemption, reverse split or split of shares or Securities issued by the Company or its Subsidiaries;

(iii)    any event of corporate reorganization involving the Company, including, but not limited to, merger, consolidation, spin-off, transformation or merger of shares;

(iv)    issuance and/or disposal of any securities convertible or exchangeable into Company Shares;

(v)    increase in the Company’s share capital, including any Complementary Capital Contributions, as long as they are not contemplated in the Company’s authorized capital;

(vi)    petition for bankruptcy or judicial or extrajudicial reorganization of the Company or its Subsidiaries;

(vii)    liquidation and dissolution of the Company or its Subsidiaries and appointment of the liquidator;

(viii)    distribution of dividends in a manner other than the dividend policy set forth in this Agreement or a change in the dividend policy of the Company or its Subsidiaries;

(ix)    participation in a group of companies under the terms of article 265 of the Companies Law; and

(x)    conducting a Public Offering of the Company.

4.1.2.    The Shareholders hereby agree that in the event that any Shareholder becomes the holder of an interest equal to or greater than forty-five percent (45%) and less than fifty percent (50%) of the Company’s total and voting share capital, the approval of the matters indicated in items (i), (iii), (iv), (v),(vi),(vii) and (x) at the Company’s general meeting will be subject to the approval of such minority Shareholder.

4.2.    Deliberations at Board Meetings. Except as provided in Sections 4.2.1 and 4.2.2 below or as otherwise provided by Law, decisions of the Board of Directors shall be taken by simple majority of the Directors, it being reiterated that Observers have no voting rights.

4.2.1.    The contracting or the practice of any of the acts indicated below by the Company or its Subsidiaries shall be subject to approval by the Company’s Board of Directors, pursuant to this Agreement, except when contemplated in the Company’s Budget and/or Business Plan duly approved by the Directors appointed by Excella and Semantix, pursuant to this Agreement, subject to the provisions of Section 4.2.2:

(i)    acquisition of Company Shares to be held in treasury, cancellation or later disposal, as well as the cancellation and later disposal of such Shares;

(ii)    increase in the Company’s share capital, including any Complementary Capital Contributions, provided that it is (a) planned for in the Company’s current Budget and Business Plan, and (b) contemplated in the Company’s authorized capital;

(iii)    acquisition, sale, assignment, disposal, or any other form of Transfer of assets of any nature (except for equity interests), as well as the incurring of any expenses by the Company or by its Subsidiaries, the value of which exceeds, separately or cumulatively, in the period of twelve (12) months, one million reais (R$ 1,000,000.00), except if planned for in the Company’s Budget and Business Plan;

(iv)    acquisition, sale, assignment, disposal or any other form of Transfer of ownership interest held by the Company and/or the Subsidiaries;

(v)    approval and/or alteration of the Annual Budget and/or Business Plan of the Company and/or its Subsidiaries;

(vi)    determination of the remuneration of the Company’s Directors, in accordance with the overall remuneration set by the General Assembly;

(vii)    election and removal of the Company’s Directors, subject to the terms of this Agreement;

(viii)    assumption, by the Company and/or the Subsidiaries, of any indebtedness (including loans and financing) involving an amount equal to or higher than two hundred thousand reais (R$200,000.00), individually or in a set of transactions carried out in the period of twelve (12) months;

(ix)    granting of any guarantees or liens of any nature by the Company and/or the Subsidiaries;

(x)    (a) the filing, by the Company and/or its Subsidiaries, of a lawsuit or arbitration procedure, except the collection of debts arising from the Company’s normal course of business, whose (x) value of the action is above one hundred thousand reais (R$100,000.00), or (y) involving the Company’s intellectual property rights; or (b) settlement, by the Company and/or its Subsidiaries, in any litigation, judicial or administrative, that involves contingency of an amount equal or superior to one hundred thousand reais (R$100,000.00);

(xi)    contracting, dismissal and replacement of the auditor of the Company and its Subsidiaries;

(xii)    Contracting legal advice outside the normal course of the Company’s and/or its Subsidiaries’ business, provided it is not provided for in the Budget and/or Annual Business Plan;

(xiii)    approving and changing the accounting practices of the Company and its Subsidiaries, except as required by Law;

(xiv)    assignment or any other form of transfer, to any third party, of any trademark, patent, copyright, know-how, software, or any other industrial property right, intellectual or intangible asset belonging to the Company or to the Subsidiaries;

(xv)    deliberation on any contracting, termination, amendment or modification of agreements entered into by the Company and/or its Subsidiaries that have as their object industrial and intellectual property rights or intangible assets belonging to the Company;

(xvi)    disposal or acquisition of fixed or intangible assets, by the Company;

(xvii)    deliberation on any individual grants, allocations and all other terms and conditions (such as type of plan, exercise price, vesting period of any share option plan (or similar), which may be implemented by the Company and/or its Subsidiaries;

(xviii)    creation, extinction and/or any change in the scope and members of advisory committees supporting the Board of Directors, as well as their functions;

(xix)    constitution of any Lien on any movable or immovable property of the permanent assets of the Company and/or the Subsidiaries;

(xx)    approval of any transaction or agreement to be entered into between the Company and/or its Subsidiaries and (a) any of their respective Shareholders or Affiliates of such Shareholders; or (b) any Party related to the Shareholders, the Company and/or its Subsidiaries, provided that any transaction with Related Parties shall be carried out on a commutative basis and under market conditions;

(xxi)    execution, by the Company and/or its Subsidiaries of agreements containing non-compete or non-solicitation provisions; and

(xxii)    execution, by the Company and/or its Subsidiaries, of any agreement of any nature that involves payment obligations by the Company and/or its Subsidiaries in an amount equal to or higher than five hundred thousand reais (R$ 500,000.00).

4.2.2.    The Shareholders hereby agree that, in the event that any Shareholder becomes a holder of an interest equal to or greater than forty-five percent (45%) and less than fifty percent (50%) of the Company’s voting share capital, the approval of the matters indicated in items (ii), (iv), (v), (vii), (viii), (ix), (x), (xiv), (xvii), (xx) and (xxii) of Section 4.2.1 at a meeting of the Company’s Board of Directors shall be subject to the approval of the member of the Board of Directors appointed by such Minority Shareholder.

4.3.    Constating Documents. The Company’s Bylaws shall reflect, to the extent applicable, the provisions of this Section 4. If for any reason (which includes, without limitation, the Company’s registration as a publicly-held company for the purposes of article 4 of the Companies Law) the qualified quorum at general meetings of Shareholders is no longer permitted under the Law, the Shareholders agree to amend the Company’s Bylaws to provide that each of the acts mentioned in Section 4.1.1 above will be the exclusive responsibility of the Company’s Board of Directors.

4.4.    Deadlock. As of the twenty-fourth (24th) month after the date hereof (“Initial Period”) and provided that Excella and Semantix each own fifty percent (50%) of the Company’s total and voting share capital, in the event the Shareholders or members of the Board of Directors appointed by the Shareholders fail to reach a consensus with respect to the approval of a certain matter at a general meeting or at a meeting of the Board of Directors (“Controversial Matter”), as applicable (“Initial Corporate Event”), such Initial Corporate Event shall be suspended and the Parties shall adopt the procedure set forth in Sections 4.4.1 below and following. For clarification purposes, the Parties acknowledge and agree that prior to the twenty-fourth (24th) month from the date hereof, there will be no Deadlock even if Excella and Semantix fail to reach a consensus regarding corporate resolutions.

4.4.1.    Within five (5) Business Days from the Initial Corporate Event, the Chief Executive Officer or Chairman of the Board of Directors (or a person of equivalent rank) of each of the economic groups of Semantix and Excella (a “Mediator”), shall, in good faith and acting in the best interests of the Company, commence negotiations with a view to reaching a satisfactory resolution of the Disputed Matter, such negotiations to last for a maximum period of fifteen (15) days (“Mediator Negotiation Period”). If the Mediators are unable to reach a settlement of the Controversial Matter within the Mediators’ Negotiation Period, such Controversial Matter will be deemed not approved and may only be presented for further deliberation(s) after six (6) months.

4.4.2.    Should the Shareholders or the members of the Company’s Board of Directors fail to reach a consensus with respect to any matters at three (3) consecutive Corporate Events or at five (5) Corporate Events held within a period of eighteen (18) months, it will be deemed a deadlock (“Deadlock”).

4.5.    Collaborative Selling. Within sixty (60) days from the occurrence of the Deadlock, Excella and Semantix shall have the right, but not the obligation, to notify the Company and the other Shareholders, in writing requesting the initiation of a Collaborative Sale process of all Shares issued by the Company and held by them (“Collaborative Sale”) and appointing a leading Financial Advisor among Itaú, Bradesco, UBS-BB, Santander, Credit Suisse, Goldman Sachs, JP Morgan, Citi, or another Financial Advisor chosen by mutual agreement between the Parties (“Financial Advisor”) to (i) (i) carrying out an economic and financial valuation of the Company and defining the value attributed to the Company; (ii) conducting the Collaborative Sale process; and (iii) interacting with interested Third Parties (“Notice of Commencement of Collaborative Sale”). For the purpose of clarification, if none of the Shareholders sends the Notice of Commencement of the Collaborative Sale within the period of sixty (60) days provided in this Section 4.5, the Parties may not initiate the process of Collaborative Sale based on the verified Deadlock, being certain that such process may only be initiated again if a new Deadlock is verified, under the terms of Section 4.4 above.

4.5.1.    The Notice of Commencement of Collaborative Sale that is sent first (i.e., on an earlier date) will prevail over the other in the event that Notices of Commencement of Collaborative Sale are sent by Excella and Semantix on separate dates for purposes of appointing the Financial Advisor responsible for the Collaborative Sale process. In case of Notices of Commencement of Collaborative Sale sent less than ten (10) days apart, the Company shall request quotes for the Financial Advisors appointed by Excella and Semantix and shall engage the one submitting the lowest bid. If Excella and Semantix send Notices of Commencement of Collaborative Sale, the Collaborative Sale process shall include all Shares issued by the Company.

4.5.2.    The Company shall, within thirty (30) days from the end of the term set forth in Section 4.5 above, and provided that it has received at least one Notice of Commencement of Collaborative Sale, hire, at its own expense, the Financial Advisor, who shall be responsible for coordinating the Collaborative Sale process, subject to the provisions of Section 4.5.1. The Financial Advisor shall be engaged by the Company at the direction of the Shareholder who initiates the Collaborative Sale process mentioned above, subject to the provisions of Section 4.5.1 above.

4.5.3.    Within up to sixty (60) days as of its engagement by the Company, the Financial Advisor shall conclude its respective valuation of the Company and deliver the report to the Company (“Valuation Report”). The Valuation Amount must be calculated in accordance with business valuation methodologies usually accepted for this purpose in the financial and capital markets, and the use of a single methodology is forbidden, such as: (i) valuation by discounted cash flow; (ii) valuation by multiples of M&A (mergers and acquisitions) of similar transactions in the Company’s business segment in Brazil; and/or (iii) valuation by multiples of companies listed on the stock exchange in the Company’s business segment in Brazil or abroad.

4.5.3.1.    If the Company’s economic-financial value ascertained by the Financial Advisor hired by the Company is a range of values, according to each of the methodologies (i.e., a range or band of values or prices), the Valuation Amount will be calculated as follows: (i) initially, it will be the arithmetic average of the maximum and minimum values calculated by such Financial Advisor in its respective report, within each assessment methodology; and (ii) the Valuation Amount will correspond to the arithmetic average of the values calculated in each of the methodologies, observing the provisions of the previous item (i) (“Valuation Amount”).

4.6.    Right of First Offer in Collaborative Sales. As soon as the Financial Advisor engaged by the Company pursuant to Section 4.5 above issues the Valuation Report with the Valuation Amount, the Shareholder that has not initiated the Collaborative Sale process, if any (“Silent Shareholder”), shall have the right of first offer to acquire all (and not less than all) of the Shares issued by the Company held by the Shareholder that has initiated the Collaborative Sale process (“Collaborative Sale Shareholder” and “Right of First Offer in Collaborative Sale”), subject to the procedure set forth in this provision. For the purposes of this Section, a “Collaborative Sale Shareholder” shall be deemed to a Shareholder who sends a Notice of Commencement of Collaborative Sale in the event that the other Shareholder does not send a Notice of Commencement of Collaborative Sale. If both Shareholders send Notices of Commencement of Collaborative Sale pursuant to this Agreement, neither Shareholder shall have the Right of First Offer in Collaborative Sale provided for in this Section 4.6.

4.6.1.    The Silent Shareholder may, within fifteen (15) days from the issue of the Valuation Report by the Financial Advisor, submit its proposal to acquire all, and not less than all, of the Shares issued by the Company held by the Collaborative Sale Shareholder (“Collaborative Sale Shares” and “Notice of Offer in Collaborative Sale”). The Notice of Offer in Collaborative Sale shall contain all terms and conditions applicable to the business intended by the Silent Shareholder, including the price to be paid for the Collaborative Sale Shares and the form of payment (“Collaborative Sale Share Price”). In addition, in such case, the Collaborative Sale Shareholder shall make representations and warranties only with respect to title to the Collaborative Sale Shares and indemnify the Silent Shareholder only against the dispossession of the Collaborative Sale Shares.

4.6.2.    If the Silent Shareholder sends the Notice of Offer in Collaborative Sale, the Transfer of the Shares in Collaborative Sale by the Collaborative Sale Shareholder to the Silent Shareholder shall occur within thirty (30) Business Days from the receipt by the Collaborative Sale Shareholder of the Notice of Offer in Collaborative Sale, by (i) signing the terms of transfer of the Collaborative Sale Shares; and (ii) payment of the Collaborative Sale Share Price to the current account held by the Collaborative Sale Shareholder to be informed in writing.

4.6.3.    The failure of the Silent Shareholder to send the Notice of Offer in Collaborative Sale within the period provided for in Section 4.6.1 shall constitute an irrevocable and irreversible waiver of the Right of First Offer in Collaborative Sale stipulated in this Section.

4.6.4.    If, for any reason, the Shareholders involved in the exercise of the Right of First Offer in Collaborative Sale pursuant to Section 4.5.3 and the following, failing to effect the Transfer of the Collaborative Sale Shares and the payment of the Collaborative Sale Share Price within the time limits provided for herein, the defaulting Shareholder shall have its respective political and economic rights, including the receipt of dividends in respect of its Company Shares suspended until the date on which the Transfer of Collaborative Sale Shares is duly implemented.

4.7.    Collaborative Sale Process. If the Right of First Offer in Collaborative Sale is not exercised and/or the offer is not accepted by the Shareholders pursuant to Section 4.6 above, the Shareholders and the Company shall have a maximum period of twelve (12) months from the end of the exercise periods of the Right of First Offer in Collaborative Sale (“Collaborative Sale Term”), in order, with the assistance of the Financial Advisor, to complete the Collaborative Sale. If the Collaborative Sale process has been initiated by only one Shareholder, then if the Third Party identified by the Financial Advisor so requests, the Silent Shareholder must sell all of its shares on the same terms and conditions as the initiating Shareholder.

4.7.1.    The Shareholders shall collaborate and cooperate with each other to carry out the Collaborative Sale process. The Shareholders shall grant the Financial Advisor retained by the Company access to all materials, books and records, working documents and personnel of the Company and its Subsidiaries that may be necessary to conduct the Collaborative Sale.

4.7.2.    Shareholder(s) who have sent Notices of Commencement of Collaborative Sale may, in their sole discretion, accept (or not) any of the proposals received during the Collaborative Sale Term.

4.7.3.    Regardless of whether only one Shareholder or both have submitted a Notice of Commencement of Collaborative Sale, after the Transfer of the Company Shares held by them under the Collaborative Sale or the Right of First Offer in Collaborative Sale, the Shareholders acknowledge and agree that, upon the request of the other, (i) to cooperate so that the transition period occurs in the best manner for the Company; and (ii) not to practice any act that aims at damaging the Company and/or its Affiliates or their image and reputation or that causes an undesirable or unfavorable exposure of the Company and/or its Affiliates (non-disparagement) for a period of 2 (two) years as from the date of ceasing to be a Shareholder of the Company.

4.7.4.    If the Shareholder(s) in a Collaborative Sale do not receive, during the period provided for in Section 4.7 above, any proposal to acquire the Collaborative Sale Shares in an amount equal to or greater than the Valuation Value determined by the Financial Advisor, the Parties may by mutual agreement extend the period for additional periods of one (1) year or, if they do not agree to such extension, the Collaborative Sale process shall restart, upon the Company’s contracting of a new Financial Advisor.

4.7.5.    During the Collaborative Sale process, the Shareholders undertake to take all necessary and required measures to keep the Company functioning fully and in operation in order to avoid any adverse impact on the conduct of the Company’s daily business and/or loss of business or value of the Company.

ARTICLE V

RESTRICTIONS ON SHARE TRANSFERS

5.1.    Restriction on Transfers. Any negotiations or Transfers of Shares among Shareholders or from Shareholders to Third Parties shall fully comply with the rules, conditions and commitments set forth in this provision and in the following Sections of this Agreement.

5.1.1.    Any Transfer of Shares in violation of this Agreement shall be deemed null and void, and therefore it shall be prohibited (i) for the Company to register them in the register of transfer of registered shares and in the register of registered shares; and (ii) for the transferor and transferee Shareholder to exercise the corresponding voting right or any other right guaranteed by the Shares.

5.1.2.    For a period of two (2) years from the date hereof and so long as the Shareholders each hold a fifty percent (50%) interest in the total and voting share capital of the Company, the Shareholders undertake not to Transfer, directly or indirectly, any Shares held by them or rights arising out of such Shares (“Lock-Up Period”), unless previously approved in writing by the other Shareholder.

5.1.3.    Any Transfer by Shareholders of Shares issued by the Company must observe the terms and conditions of this Agreement, except that Shareholders may not, under any circumstances, Transfer Shares issued by the Company to (i) Politically exposed persons; or (ii) Persons who are not of good standing.

5.2.    Permitted Transfers. The Shareholders agree that the restrictions on Transfers by Shareholders set forth in this Agreement shall not apply in the event of a Transfer between (i) the Shareholders; and (ii) any of the Shareholders and their respective Affiliates, provided that such Affiliate shall adhere to this Agreement and assume the rights and obligations set forth herein.

5.3.    Proof of Tax Payment. Shareholders who transfer their Shares are required to submit to the Company, within ten (10) days from the deadline for payment of the applicable taxes, the federal revenue collection document evidencing payment of the income tax on the capital gain arising from the sale, or a declaration of non-existence of the tax due (pursuant to Instrução Normativa RFB (RFB Normative Instruction) No. 892 dated December 18, 2008, and/or a normative act replacing it).

5.4.    Lien on Shares. If the Shares held by any of the Shareholders (“Defaulting Shareholder”) are subject to a Judicial Constraint (“Constricted Shares”), the terms and conditions set forth in article 861 of the Code of Civil Procedure will become applicable. The Shareholder shall send a notice to the Company and to the other Shareholder about the Judicial Constraint within two (2) Business Days from its notice about the Judicial Constraint, including copies of any document related to the Judicial Constraint and without prejudice the notice to the Company by the competent Governmental Authority. After such notice, the Holder of the Constricted Shares must also take one of the following actions (in descending order of preference):(i) replace the Constricted Shares with other assets or a bank letter of guarantee; (ii) obtain a court order directing that notice be sent to the other Shareholder, pursuant to article 861, item II, of the Code of Civil Procedure, whereby the Constricted Shares are offered to the other Shareholder;or (iii) use its best efforts to obtain the consent of the creditor to sell the Constricted Shares to the other Shareholder for the Purchase Price of the Constricted Shares.

5.4.1.    If the disposal of the Constricted Shares is ordered by the competent Governmental Authority, the other Shareholder shall have the right to acquire the Constricted Shares in accordance with the provisions of Section 5.4 above within thirty (30) days from the date on which the Shareholder holding the Constricted Shares obtains such action or within two (2) days before the date set by the competent Governmental Authority for the auction for disposal of the Constricted Shares, whichever is shorter. If the other Shareholder decides to acquire the Constricted Shares, the price to be paid will be fixed based on the book value of the Constricted Shares, calculated in accordance with the Company’s special balance sheet to be drawn up on the date of the event (“Constricted Share Acquisition Price”).

5.4.2.    Notwithstanding the foregoing, a Shareholder who does not have his/her Constricted Shares may at any time seek to have his/her Constricted Shares released by paying of the corresponding debt, with the consequent subrogation of all rights and obligations held by the original creditor of the debt (including any guarantees).

5.4.3.    It is the responsibility of the Holder of Constricted Shares to assist the other Shareholder in the exercise of the rights set forth herein, and any action or omission that prevents or delays the exercise of such right shall be deemed a violation of this obligation.

5.4.4.    Pursuant to article 861, paragraph 1, of the Code of Civil Procedure, if a Shareholder who does not own the Constricted Shares is not interested in acquiring the Constricted Shares, the Company may acquire the Constricted Shares without reducing its share capital and using reserves (other than legal reserves) to maintain them in treasury, in this case also complying with article 30, “b”, of the Companies Law. For the avoidance of doubt, the price applicable to the acquisition of the Constricted Shares by the Company will be the Constricted Shares Purchase Price.

5.4.5.    A Shareholder who has not had their Shares constricted, does not acquire the Constricted Shares pursuant to this provision, and the Company does not acquire the Constricted Shares pursuant to Section 5.4.4 above, the Recorded Shares shall be liquidated at the Constricted Share Acquisition Price by depositing the amount in cash with the court.

ARTICLE VI

RIGHT OF FIRST OFFER

6.1.    Right of First Offer. After the Lock-Up Period, prior to any Transfer of all or part of the Shares held by a Shareholder to a Third Party (“Offering Shareholder”), each of the remaining Shareholders shall have the right of first offer to acquire all (and not less than all) of the Shares that the respective Offering Shareholder wishes to Transfer (“Offered Shares” and “Right of First Offer”), subject to the procedure set forth in this provision.

6.2.    Procedure in Right of First Offer. If any Offering Shareholder wishes to Assign part or all of its Shares to a Third Party (“First Offer Shares”), it shall first offer them to the other Shareholder by notice (“First Offer Notice”) requesting that they submit a proposal to acquire the First Offer Shares. The First Offer Notice shall contain all the terms and conditions applicable to the business intended by the Offering Shareholder, including: (i) the number, type and class of the First Offer Shares and the percentage that the First Offer Shares represent in relation to the Company’s total and voting share capital; and (ii) other terms and conditions applicable to the business intended by the respective Offering Shareholder.

6.2.1.    The other Shareholder will have thirty (30) days from receipt of the First Offer Notice (“First Offer Period”) to exercise the Right of First Offer by submitting a firm and irrevocable proposal for the acquisition of all the First Offer Shares pursuant to the First Offer Notice, the acquisition of part of the First Offer Shares (“Proposal”) not being permitted. The Proposal must, respect what is stated in the First Offer Notice, as well as contain: (i) all terms and conditions applicable to the proposed deal, except that the selling Shareholder will provide representations and warranties only in relation to the ownership of the First Offer Shares and indemnify the acquiring Shareholder only for disposal of the First Offer Shares; and (ii) the price and other conditions, including payment, it being understood that payment must be made in cash, in Brazilian currency, without any withholding or discount.

6.2.2.    The absence of such Proposal will imply the waiver of the Right of First Offer set forth in this provision.

6.2.3.    If the Proposal is accepted, the acquisition of the First Offer Shares shall be concluded by the Shareholders within thirty (30) days from the end of the thirty (30) day period set forth in Section 6.2.1 above, upon payment of the price of such First Offer Shares and transfer of the Offered Shares into the competent corporate books (i.e., the Registered Share Transfer Book and the Share Registry Book), as provided for in the Proposal. If, for any reason, (i) the Shareholder that has submitted a Proposal fails to comply with its obligation to acquire all of the Shares pursuant to the accepted Proposal or (ii) the Offering Shareholder accepts the Proposal and fails to transfer the First Offer Shares pursuant to the accepted Proposal; the Defaulting Shareholder shall have its respective political and economic rights, including the receipt of dividends in respect of its Company Shares suspended until the date on which the Disposal of the First Offer Shares pursuant to the Proposal is duly implemented.

6.2.4.    Subject to the Right of Tag Along Sale provided for in Section 7.1 below, once the Right of First Offer has been expressly or tacitly waived, the Offering Shareholder may Dispose of the First Offer Shares to any Third Party within one (1) year from the end of the First Offer Period, provided that the other terms and conditions of this Agreement are observed. If any Shareholder submits a Proposal but it is not accepted by the Offering Shareholder, the Offering Shareholder may Dispose of First Offer Shares to one or more Third Parties during the period of one hundred and eighty (180) days from the end of the First Offer Period, provided that the price is higher than the price stated in the Proposal, and that all other terms and conditions of this Agreement are observed. The Offeree Shareholder shall have the right to demand from the Offering Shareholder proof of compliance with the obligations contained in this provision, and may even access the documents signed with the Acquiring Third Party, and the Offeree Shareholder shall preserve the duty of confidentiality in relation to the documents to which it may have access.

6.2.5.    If the Disposal of the First Offer Shares to the acquiring Third Party is not completed within the terms and deadlines provided for in Section 6.2.4 above, or the Offering Shareholder intends to accept an offer on terms and conditions different from those stated in the First Offer Notice, the Offering Shareholder shall be obliged to repeat the Right of First Offer procedure.

6.2.6.    The Transfer made in noncompliance with the provisions of this Article 6 shall be ineffective in relation to the Offeree Shareholders and the Company, and the Company’s management shall have the legal duty to refuse to record it in the corresponding corporate books, without prejudice to the right of the Offeree Shareholders to request the reversal of the Disposal in question, with reversion of the First Offer Shares to the Offering Shareholder. In this scenario, the First Offer Shares will have their political and economic rights, including the right to dividend distribution, automatically suspended until they have reverted to the Offering Shareholder.

ARTICLE VII

TAG ALONG SALE

7.1.    Tag Along Sale. After the Lock-Up Period and, provided that the Right of First Offer procedure provided for in Section 6.1, if any of the Shareholders expresses their intention to Transfer, directly or indirectly, part or all of their Shares of the Company (“Offering Shares”), in any form or on any basis, the other Shareholders shall be entitled to Transfer their Shares in the same proportion of the Offering Shares in relation to the Offering Shareholder’s ownership interest in the Company (for example, if the Offering Shareholder is to Transfer half of its Shares, each of the offeree Shareholders may Transfer half of their respective Shares), pursuant to the offer to acquire the Shares and together with the Offering Shares, subject to the procedure below (“Tag Along Sale Right”).

7.2.    Procedure in Tag Along Sale Rights. If any of the Shareholders wish to exercise the Tag Along Sale Right pursuant to this Article 7, the Shareholder shall, within the First Offer Period, send a written notice to the Offering Shareholder, with copy to the other Shareholders, indicating that it wishes to exercise the Tag Along Sale Right (“Notice of Tag Along Sale”). Failure to send such notification on time for the First Offer shall be deemed a waiver of the exercise of Tag Along Sale Right.

7.2.1.    In the event of waiver or non-exercise, by the Shareholders, of the Tag Along Sale Right or the Right of First Offer, the Offering Shareholder may sell all the Offered Shares, provided that such sale is carried out as provided for in this Agreement, including in relation to the deadlines provided for in Section 6.2.4 above.

7.2.2.    Once the Tag Along Sale Right is exercised, the Transfer of the Offered Shares, as well as of the Shares owned by the Shareholder who has exercised the Tag Along Sale Right, shall be carried out within the same period provided for in Section 6.2.4 above.

7.2.3.    If the Disposal of the Offering Shares to the acquiring Third Party is not completed within the terms and deadlines provided for in Section 6.2.4 above, or the Offering Shareholder intends to accept an offer on terms and conditions different from those stated in the First Offer Notice, the Offering Shareholder shall be obliged to repeat the Right of First Offer procedure and the provisions of Sections 6.2.5 and 6.2.6 above shall apply.

7.2.4.    The Shareholder who elects to exercise the Tag Along Sale Right will bear only his or her costs arising from such exercise. In addition, in such event, the only representations and warranties that such Shareholder shall be obligated to make to the purchaser of the Shares shall relate to the lawful ownership thereof, to the fact that the Shares are free and clear of any liens, and to the fact that the Shareholder is empowered to make such representations and warranties and to sign and execute the relevant agreement, and any indemnification by such Shareholder shall be restricted solely to the untruthfulness of such representations and warranties.

ARTICLE VIII

CAPITAL INCREASES AND BUDGET

8.1.    Initial capital increase. At the present date, Excella carried out a capital increase of the Company in the amount of ten million, thirty-six thousand, eight hundred and sixty-nine reais and twenty-seven cents (R$10,036,869.27), of which (i) the amount corresponding to fifty percent (50%) of such amount was duly paid up on the present date, and (ii) the remaining amount corresponding to fifty percent (50%) of such amount will be paid up within up to12 (twelve) months as of the date hereof, subject to the terms and conditions of the subscription bulletin duly signed by Excella (“Initial Subscription”), by means of the subscription of new Shares, so that each Shareholder becomes a holder of the shares mentioned in Section 2.2 above. Additionally, at the present date, the Shareholders approved the Company’s first Business Plan for the initial period of twenty-four (24) months from the date hereof, as well as the Company’s budget for the year 2021 and 2022, as set forth in Exhibit 8.1 hereto (“Initial Budget”, “Initial Business Plan” and “First Period”, respectively). The Parties acknowledge and agree that the Initial Subscription corresponds to the amount foreseen in the Initial Budget and the Initial Business Plan for the Company’s activities during the First Period.

8.2.    Supplementary Contributions. After the Initial Capital Increase, during the Lock-Up Period, the Shareholders undertake to make additional capital contributions, in the proportion of fifty percent (50%) for each Shareholder, provided that (i) they are necessary to comply with the Budget and Business Plan approved by the Company’s Board of Directors, as provided in Section 4.2.1 (ii) above; and/or (ii) they are approved by bydssdkfj by common agreement among the Shareholders (“Supplementary Contributions”).

8.2.1.    The Supplementary Contributions will be formalized by means of the subscription of common shares, registered and with no par value, to be issued by the Company in one or more capital increase events of the Company during the fiscal year of the Budget and Business Plan (“Supplementary Shares”) within thirty (30) days of the confirmation of the need for Supplementary Contributions by the Executive Board to all Shareholders.

8.2.2.    The Shareholders hereby agree that the issue price of the Supplementary Shares shall, for the purposes of article 170, paragraph 1, item I of the Companies Law, always be based on a Valuation Report prepared by an independent audit firm to be retained by the Company (“Issue Price of Supplementary Shares”).

8.3.    Subscription and payment of Supplementary Contributions. During the Lock-Up Period, if a Shareholder refuses to (i) subscribe for Additional Shares as required to comply with the Budget and Business Plan approved pursuant to this Agreement or (ii) pay in the Supplementary Shares subscribed by it in the Supplementary Contributions, the Shareholder that has defaulted in their obligations to pay the Issue Price of Supplementary Shares (“Delaying Shareholder”) shall have its respective political and economic rights, including the receipt of dividends with respect to its Company Shares suspended until (i) paying the Issue Price of Supplementary Shares; (ii) the assumption of the Supplementary Shares not paid in occurs; or (iii) the cancellation of Supplementary Shares occurs. In addition, a Shareholder who is not in default (“Shareholder in Compliance”) will have the right, but not the obligation, to

(i)

subscribe for and pay up the Supplementary Shares that should have been subscribed for and paid up by the Delaying Shareholder in the capital increase and acquire from the Delaying Shareholder for the total price of one real (R$1.00) Shares issued by the Company held by the Delaying Shareholder equivalent to 1.5 (one point five) times the number of Supplementary Shares that should have been subscribed for and paid up by the Delaying Shareholder in said capital increase. The Shareholder in Compliance that wishes to exercise the right to subscribe and/or pay in the Supplementary Shares not paid in by the Delaying Shareholder must do so within sixty (60) days from the end of the subscription and/or payment term, as the case may be (“Subscription Period”). After this period, if there remain Supplementary Shares that have not been paid in, they will be subject to cancellation, as provided in Section 8.3.3 below; or

(ii)

by canceling the Supplementary Shares as provided for in Section 8.3.3 below and, within thirty (30) days from such cancellation, acquiring from the Delaying Shareholder as many of the Company’s Shares as are necessary for the Shareholder in Compliance to become the holder of an interest of more than fifty percent (50%) of the Company’s total and voting share capital, for the total price of one real (R$1.00).

8.3.1.    The Transfer of the Supplementary Shares from the Delaying Shareholder to the Shareholder in Compliance shall take place within five (5) Business Days from the exercise by the Shareholder in Compliance of any of the measures set forth in Section 8.3 above, by signing the terms for transfer of such Supplementary Shares in the Company’s share transfer register book and annotation of the applicable Shares in the name of the Shareholder in Compliance; and (ii) payment, by the Shareholder in Compliance, of the applicable amounts, as provided for in Section 8.3 above.

8.3.2.    In case of delay in the payment of any part of the Issue Price of the Supplementary Shares, the amount due and not paid on time shall be increased by default interest of one percent (1%) per month calculated pro rata die from the due date until the date of its effective payment, plus a fine of fifteen percent (15%), calculated on a non-cumulative basis, on the amount due and not paid.

8.3.3.    After the Subscription Period has elapsed, and as long as the Delaying Shareholder’s default has not been cured, the Company’s Directors or the Shareholder in Compliance, pursuant to the Companies Law and the Company’s Bylaws, may call a general meeting of Shareholders to resolve on the cancellation of Supplementary Shares in a number equal to the portion of the Issue Price of Supplementary Shares not paid in by the Delaying Shareholder, with the corresponding reduction of the Company’s share capital. In such scenario, upon cancellation of the Supplementary Shares, the Shareholder in Compliance may take the actions set forth in Section 8.3(ii) above.

8.3.4.    If the Shareholder in Compliance adopts any of the measures provided in Section 8.3(i) or (ii) above, the Delaying Shareholder will become the holder of a minority interest in the Company and will lose all rights provided for in this Agreement (including the right to appoint members to the Company’s Board of Directors), entitled only to the rights provided for in the Companies Law and in the Company’s Bylaws. For clarification purposes, in addition to the foregoing, upon exercise by a Shareholder in Compliance of any of the remedies set forth in Section 8.3(i) or (ii) above, all decisions at general meetings and meetings of the Board of Directors shall continue to be taken by simple majority vote.

8.3.5.    The Shareholders hereby expressly agree, irrevocably and irreversibly, with the mechanism set forth in this Section 8.3.

8.3.6.    Notwithstanding the provisions of this Section 8.3, the officers of the Company may, adopt (i) any of the measures provided for in article 107 of the Companies Law to obtain from the Defaulting Shareholder the full payment of the portion of the Issue Price of Supplementary Shares in default; and/or (ii) demand specific performance of the defaulted obligation, by means of a jurisdictional or arbitral provision to supply or replace the measure practiced, refused or omitted, under the terms of the arbitration provision in this Agreement and of the provisions of articles 815 and following, of the Code of Civil Procedure.

8.4.    Preemptive Right. For purposes of the Company’s capital increases or issuance of Securities by the Company after the Lock-Up Period, the Company will send each Shareholder a written notice (“Notice of Issuance”) at least thirty (30) days prior to the date scheduled for such issuance. The Notice of Issuance shall contain (i) the intended date of issuance of the Securities, (ii) the issue price per Security, (iii) the proposed number of Securities to be issued, and (iv) any other relevant terms and conditions of such issuance, including the results of the valuation report of the audit firm engaged by the Company, pursuant to Section 8.4. in this case, each Shareholder shall have preemptive rights to subscribe for the Securities to be issued in proportion to the number of Shares held by such Shareholder in relation to the total number of Shares held by all Shareholders. Except as otherwise provided in this provision, the procedures and term for the issue, allocation and payment in full of such Securities shall be those established in the applicable legislation.

8.4.1.    After the Lock-Up Period, if any Shareholder does not exercise or partially exercises their preemptive right to subscribe the Securities pursuant to Section 8.4 above, the other Shareholder, provided that they expressly manifested their interest in this regard, shall have the right to subscribe the remaining portion in order to obtain the total amount of funds required, proportionally to the respective interest in the Company’s capital, excluding for determination of this proportion the shares held by the Shareholder who did not exercise their preemptive right or did not expressly manifest their interest in subscribing the remaining portion.

8.5.    Financial Stress. If, at any time, the Company is in a situation of Financial Stress and it is necessary to capitalize and/or finance the Company and/or its Subsidiaries with funds additional to those generated by the development of its activities (“Additional Funds”), the Board of Directors shall make its best efforts to obtain such resources with financial institutions, it is certain that the Shareholders hereby acknowledge and agree that they shall jointly provide guarantees to obtain such funding, either in the form of personal or real guarantees, including, if necessary, the establishment of guarantees on the shares issued by the Company that they own.

8.5.1.    If the Additional Funds cannot be obtained by means of contracting loans with Third Parties within two (2) months after the identification of a situation of Financial Stress, due to any legal or contractual restrictions or impediments, or if contracting loans with Third Parties is not, at the Company’s management’s discretion, economically reasonable for the interests of the Company and Subsidiaries, including if the estimated terms and costs for contracting and disbursing such loans with Third Parties do not meet timely and satisfactorily the needs for Additional Funds, the Company’s management may (i) make capital calls to the Shareholders or (ii) request that the Shareholders make loans to the Company.

8.5.2.    If any of the Shareholders does not approve the Company’s share capital increase as a result of Financial Stress pursuant to Section 8.5.1 above, the other Shareholder shall have the right, but not the obligation, to provide loans to the Company in the amount necessary to remedy the Financial Stress with a payment term of up to six (6) months. If such loan is not repaid by the Company on the due date, the creditor Shareholder will have the right, but not the obligation, to capitalize such loan by subscribing for new Shares issued by the Company. In this scenario, the Shareholders undertake to take all necessary measures to effect the financial contribution by the Shareholder, including holding a general meeting to approve the issuance of the Shares and/or Securities.

The issue price per Share and/or Security to be issued by the Company in favor of the Shareholder shall be calculated based on the issue price of the last issue of the Company’s shares.

ARTICLE IX

OBLIGATIONS

9.1.    Access to Information. During the term of this Agreement, Shareholders will be guaranteed the right to request, in a justifiable and reasonable manner, and without compromising the Company’s business and activities, documents and information from the Company.

9.2.    Non-compete. The Shareholders undertake, while they are Shareholders of the Company and for an additional period of two (2) years from the date they cease to be Shareholders of the Company (“Non-Compete Period”), to abstain, individually or jointly with other Person(s), directly or indirectly, by themselves or by their respective Affiliates, from competing with the activities of the Company and its Subsidiaries and, in particular, from performing any of the Exclusive Activities of the Company (“Non-Compete Obligation”). For clarification purposes, during the Non-Compete Period, the Company shall be the exclusive vehicle for the development of the Exclusive Activities of the Company by the Shareholders, unless the Shareholders expressly agree otherwise in writing.

9.2.1.    The Non-Compete Obligation set forth in this Section 9.2 includes, without limitation, the prohibition to perform any of the following acts: (i) make any loan to and/or participate, directly or indirectly, with a Competitor; and/or

(ii)    (ii) holding of any management position, including, but not limited to, Director, officer, Director, representative, fiscal council member, or member of any committee of a Competitor; and/or (iii) acquiring, holding, or in any way becoming the owner of any equity interest or otherwise in a Competitor.

9.3.    Non-soliciting and Non-contracting. The Shareholders undertake, for the Non-Compete Period and provided that the other Shareholder remains a partner of the Company, to refrain from directly or through an intermediary Person, (i) persuading or trying to attract any Person employed and/or contracted by the Company and/or its Subsidiaries to leave their employment or terminate their contractual relationship with the Company and/or its Subsidiaries, for any reason or purpose; and (ii) contract, directly or indirectly, as employee or service provider or supplier of goods (a) any Person that is employed or contracted by the Company and/or its Subsidiaries on this date or during the Non-Compete Period; (b) any Person that provides services or supplies goods, to the Company and/or its Subsidiaries, except if expressly authorized by the Remaining Shareholder.

9.4.    Open Galaxy Software. The Shareholders acknowledge and agree that the Company will use the latest and most complete version of the Open Galaxy platform, exclusively owned by Semantix (“Software”), by means of a license granted by Semantix to the Company, on the date hereof, upon execution of a Software licensing agreement (“Software License Agreement”) between the Parties.

9.4.1.    If, for any reason (i) Excella acquires the interest held by Semantix in the Company; and/or (ii) Semantix’ interest is acquired by Third Parties (a) in the Collaborative Sale process, provided for in Section 4.5 above; (b) after the exercise of the Right of First Offer, provided for in Section 6.1 above; or (c) upon exercise of the Tag Along Sale Right, provided for in Section 7.1; and/or (iii) a Company Qualifying Offer occurs; and/or (iv) the percentages of the Company’s share capital held by each Shareholder become different from fifty percent (50%), the Software License Agreement shall remain in force for an additional term of two (2) years, unless Excella expressly waives this right. In this case, Semantix shall calculate the arithmetic average of the Software license values contracted by Semantix with customers who have usage equivalent to that of the Company, excluding, for these purposes, the Company’s own usage (“License Value”).

9.4.2.    Within thirty (30) days of the occurrence of any of the acts listed in Section 9.4.1 above, Semantix shall notify Excella indicating the License Value. Within thirty (30) days of Excella’s receipt of the License Value, Excella shall notify Semantix in writing whether it accepts or disagrees with the License Value.

9.4.3.    If Excella agrees to the License Value, the License Value becomes final and binding and can no longer be questioned or disputed.

9.4.4.    If Excella notifies Semantix in writing that it disagrees with the License Value within the period provided in Section 9.4.2 above, the Company shall engage one of the Independent Auditors to perform a recalculation of the License Value (“New License Value”). Semantix and the Company undertake to submit to the auditors any and all information and documents necessary for the determination of the New License Value, and the Independent Auditors undertake not to pass on such information and documents to Excella. The Independent Auditor selected shall, within thirty (30) days after engagement, submit to Semantix and Excella a written report presenting the New License Value, and such report shall not disclose Semantix’s Confidential Information.

9.4.4.1.    For purposes of this Section, “Independent Auditor” means a prominent independent auditing firm to be selected from among the Shareholders or, if they cannot agree, the following Independent Auditors, in the following order, subject to the end of this Section: (i) PwC; (ii)    Deloitte; (iii) KPMG; or (iv) E&Y (or any successor firm). Any company listed in this Section that provides services to any of the Shareholders, or has done so in the last two (2) years, may not act as Independent Auditor.

9.4.5.    The New License Value presented by the applicable Independent Auditor shall be final, binding, and may not be rejected by the Parties. The Parties agree that the reasonable fees and expenses of the Independent Auditor contracted shall be borne by Semantix and Excella (as applicable) equally, and the percentage of the disputed value (difference between the License Value and the New License Value) shall be discounted or increased. For purposes of clarity, if, for example, Semantix indicates a License Value of ten (10) and the Independent Audit determines that the New License Value equals eight (8) (twenty percent (20%) difference), Semantix will bear seventy percent (70%) (fifty percent (50%) plus twenty percent (20%)) of the Independent Audit expenses and fees and Excella, in turn, will be responsible for thirty percent (30%) of the Independent Audit expenses and fees.

9.4.6.    Subject to the terms and conditions of the Software License Agreement, the Parties agree and represent that the Software and any enhancements to the Software made exclusively by Semantix are owned solely and exclusively by Semantix, and that (i) such enhancements may result in an increase in the License Value provided for in the Software License Agreement, if agreed upon by the parties, and (ii) the licensing obligation under this Agreement in no way transfers any intellectual property rights related to the Software to the Company and/or Excella.

9.5.    Know-How. Excella possesses commercial, financial, economic and/or technical-scientific knowledge, techniques, methodologies, management systems, and processes relating to the diagnosis and implementation of value-based healthcare and population health management consulting services that are not publicly known and are not registered by Excella as proprietary (“Know-How”). The Shareholders acknowledge and agree that the Company will utilize this Know-How owned exclusively by Excella upon the execution, between the Parties of a consulting agreement (“Consulting Agreement”).

9.5.1.    If for any reason (i) Semantix acquires the interest held in the Company by Excella; and/or (ii) Excella’s interest in the Company is acquired by a Third Party (a) in the Collaborative Sale process, provided for in Section 4.5 above; (b) upon exercise of the Right of First Offer, provided for in Section 6.1 above; or (c) upon exercise of the Tag Along Sale Right, provided for in Section 7.1; and/or

(iii)    if a Company Qualifying Offering occurs; and/or (iv) the percentages of the Company’s share capital held by each Shareholder become different from fifty percent (50%), the Consulting Agreement shall remain in effect for an additional term of two (2) years, unless Semantix expressly waives this right.

9.5.2.    The Parties declare and agree that, pursuant to the Consulting Agreement, Excella will be paid a fee related to the volume of business done by the Company as a result of the consulting services provided.

9.6.    Dividend Distribution Policy. Five percent (5%) of the Company’s realized net profit calculated each year will be applied to the creation of a legal reserve, up to the limit of twenty percent (20%) of the share capital, as provided for in the Companies Law. Of the remainder, (i) twenty-five percent (25%) will be allocated to the payment of mandatory dividends to the Shareholders; and (ii) the remainder will be allocated to statutory reserves, unless otherwise resolved by consensus of the Shareholders in a Shareholders’ Meeting, and the constitution of other reserves, capitalization, new investments, or any other purpose that is in the Company’s interest, may be distributed as dividends.

9.6.1.    Subject to the provisions of Section 9.6 above, the Company may also draw up semi-annual balance sheets, and on the basis of these it may declare interim dividends, and also the crediting of interest on own capital, always in proportion to the Shareholders’ interest in the Company’s share capital.

9.7.    Political Parties. The Shareholders declare and warrant that they have never been involved and undertake not to be involved, directly or indirectly, as well as not to involve the Company, its Subsidiaries and its invested companies, in political campaigns, whether in the form of party affiliation, sponsorship, incentive, donation, financing or any other type of financial disbursement to political parties or political entities, including not making bribes, illegal payments or facilitation payments.

9.8.    Prohibited Payments. The Shareholders undertake not to perform and to ensure the Company and its Subsidiaries do not perform, directly or indirectly, by any of its representatives, managers, Directors and Affiliates, in accordance with the law, any offers, promises, authorizations of payment in cash and/or delivery of any valuable goods (gifts and entertainment) or other advantage or economic benefit, during the term of this Agreement, to any natural or legal person, public or private, national or foreign, with the aim of influencing any decision in order to benefit its business.

9.9.    Violation of Anti-Corruption Laws. Each Party undertakes (i) not to engage in and undertakes to ensure the management of the Company and its Subsidiaries not to engage, directly or indirectly, by any of its representatives, managers, Directors and Affiliates, in accordance with the law, in any activity or practice that constitutes a violation of the terms of the Anti-Corruption Laws; (ii) not to solicit any action, omission or services from a person that violates any of the Anti-Corruption Laws; and (iii) not to receive or attempt to receive or assist any person to retain benefits or profits resulting from a crime or an Act of Corruption. For purposes of this Agreement, “Anti-Corruption Laws” shall mean any anti-bribery, anti-corruption or anti-money laundering laws, rules and regulations applicable in Brazil, including, without limitation, Decree Law No. 2.848/1940, Law No. 8.429/1992, Law No. 8.666/1993, Law No. 9.613/1998, Law No. 12.846/2013, Law No. 12.850/2013, as amended from time to time as well as the “U.S.Foreign Corrupt Practices Act of 1977”, as amended, and the “OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of December 17, 1997” and any other law or anti-corruption regulation or any other applicable law with similar purpose and scope that inhibits or prohibits corruption or the practice of any offer, payment, promise to pay or authorization of payment of any amount or other form of property, gift, promise to give, or authorization of the giving of anything of value to any government official or any political party or political party member or candidate for public office.

9.10.    Personal Reputation. The Company and its Subsidiaries undertake not to use any agent, representative, service provider or sales consultant unless such agent, representative, service provider or sales consultant has been audited in a reasonable manner to ensure that they are reputable in business and that they conduct their business ethically and in compliance with Anti-Corruption Laws.

9.11.    Disreputable Shareholder. For the benefit of the Company and the perpetuity of its activities and business, as well as its reputation, in the occurrence of an event of disrepute with respect to a Shareholder, a meeting of the Board of Directors may be convened to deliberate the event. At this meeting of the Board of Directors, the Directors shall decide on the recommendation to the Company to fully purchase the equity interest of this Shareholder, such process being conducted the Parties agree that, in relation to the event described in this provision, the Shareholder in question will be invited to provide clarification at the meeting of the Board of Directors that will decide on the matter. For purposes of the present provision, “Event of Disrepute” means (i) the proven involvement of any Shareholder and/or Related Parties with Acts of Corruption; (ii) the criminal or administrative indictment against any Shareholder and/or Related Parties to investigate an eventual Act of Corruption; and/or

(iii)	money laundering.

9.12.    Integrity Program Implementation. The Shareholders undertake to approve the development of a Company Integrity Program containing adequate and effective guidelines, policies, procedures and controls to ensure that neither the Company, the Subsidiaries nor any other person acting on their behalf (including any employee or agent or former employee or agent of the Company or any of its Affiliates): (i) use or commit to use any funds for contributions, gifts, entertainment or other expenses related to political activities; (ii) corruptly promises, authorizes, ratifies or offers to make any prohibited contribution to a Governmental Authority or to a recipient prohibited by the Anti-Corruption Laws, or takes any act to make any grant or payment or transfer of any property of value, directly or indirectly,to any Governmental Authority or to an intermediary for payment to any Governmental Authority, Public Agent or to an intermediary for payment to any such person prohibited by the Anti-Corruption Laws, or to any political party, for the purpose of obtaining or maintaining business or securing any undue advantage for the Company and/or the Affiliates; or (iii) delivers, undertakes to deliver or offers, corruptly, any donation or consideration to an agent to induce or reward the practice or omission or for having practiced or failed to practice any act related to its main business or affairs or to demonstrate or fail to demonstrate to be favorable or unfavorable regarding its main business or (iv) practices or undertakes to practice any act that would result in a violation to any Anti-Corruption Laws. The Company shall appoint a person among its employees, with knowledge and experience in the area, to be responsible for the development and implementation of the referred Integrity Program. This employee will be the Shareholders’ focal point of contact and must report on the progress of the implementation of the Integrity Program in the Company to the Shareholders and respond timely to requests for reports and questionnaires related to the topic.

9.12.1.    Each Party shall promptly notify the other Party and the Company in writing of any suspected or actual violation of the provisions of the Anti-Corruption Laws and, further, involvement in bribery or corrupt practices, as well as failure to comply with any obligation under this Section.

9.13.    Socio-Environmental Policy. The Company and the Subsidiaries undertake (i) to implement a social and environmental monitoring system, preparing and complying with a policy of good social and environmental practices, based on the performance standards on social and environmental sustainability suggested by the International Finance Corporation (IFC) (“E&S Policy”); (ii) to appoint a person among its employees to be responsible for the development and implementation of the E&S Policy (“E&S Officer”); and (iii) to implement an action plan in order to mitigate any environmental and social risks identified in the operations of the Company and its Affiliates (“E&S Action Plan”), as well as to report the progress of the implementation of the E&S Action Plan to the Shareholders.

ARTICLE X

VALIDITY

10.

10.1.    Termination. This Agreement shall become effective as of this date and shall remain in force for a period of twenty (20) years as of the date it is signed, and may be automatically renewed for periods of twenty (20) years if no Shareholder notifies the other Shareholders of their intention not to renew it at least thirty (30) days prior to its expiration.

10.1.1.    Termination of this Agreement for any reason shall not affect the rights and obligations of Shareholders prior to the date of termination of the Agreement or arising out of acts or events prior to termination of the Agreement.

ARTICLE XI

SPECIFIC PERFORMANCE, EXTRAJUDICIAL EXECUTION TITLE AND INDEMNIFICATION

11.1.    Specific Performance. In the event of default on the obligations assumed herein, the aggrieved Shareholder shall have the right, regardless of any compensation for losses to which they may be entitled, to the specific enforcement of the defaulted obligations, by means of a jurisdictional or arbitral provision of the provision or substitution of the practiced measure, refused or omitted, under the terms of the arbitration provision provided for in this Agreement and of the provisions in articles 815 and following of the Brazilian Code of Civil Procedure. Such remedy shall not be deemed a waiver of the arbitration provision in this Agreement, but only an additional remedy for the Shareholders, when possible under the terms of the applicable legislation.

11.2.    Extrajudicially Enforceable Instrument. This Agreement constitutes an extrajudicially enforceable instrument, under the terms of article 784, item III, of the Code of Civil Procedure.

11.3.    Indemnity. Without prejudice to the provisions of Section 11.1 above, each of the Shareholders undertakes to indemnify, pay or reimburse the other Shareholder, its officers, Directors, agents, employees, representatives, attorneys and successors, for any and all actions, liabilities, judgments, demands, damages, penalties, losses, costs, expenses (including reasonable attorneys’ fees and expenses) and taxes, of any nature whatsoever incurred by any of them as a result of a default by the Defaulting Shareholder under this Agreement (including to the extent that the commission of such acts results in the violation or noncompliance with Law), except to the extent that the indemnifiable liability results from the proven fault or willful misconduct of the indemnifiable person.

ARTICLE XII

ARCHIVING AND SUCCESSION

12.1.    Filing. This Agreement shall be filed at the registered office of the Company on this date and the registered share register book shall contain the following statement: “As ações detidas por [Nome do Acionista]estão sujeitas ao Acordo de Acionistas celebradoem 26 de maio de 2021, cuja cópiaestáarquivada na sede daCompanhia”. (The shares held by [Name of Shareholder] are subject to the Shareholders’ Agreement executed on May 26, 2021, a copy of which is on file at the Company’s headquarters.) This Agreement shall also be filed at the headquarters of the Subsidiaries.

ARTICLE XIII

GENERAL PROVISIONS

13.1.    Notifications. All notices, agreements, waivers and other notices shall be in writing and shall be delivered by registered mail, courier, hand delivery or e-mail (in which case confirmation of receipt must be provided), as the case may be, to the addresses described below (or such other address as may be indicated by a Shareholder or the Company to the other parties to this Agreement):

a.	If for Excella, send to:

Address: Avenida Brigadeiro Faria Lima, No. 3.144, 3rd floor, sala

329, Jardim Paulistano, CEP 01451-000, São Paulo - SP

Attention: Fabio Andre Nanci Izidro Gonçalves / Mr. Rogerio Melzi

E-mail: fabio.goncalves@hospitalcare.com.br / rogerio.melzi@hospitalcare.com

With copy to (for the purposes of this Agreement, the sending of the copy will not be deemed and will not have effect of notice, communication or notification to Excella):

Machado, Meyer, Sendacz e Opice Advogados

Address: Avenida Brigadeiro Faria Lima, No. 3144, 11th

floor, Jardim Paulistano, CEP 01451-000, São Paulo - SP

Attention: Mauro Cesar Leschziner // Diana Pacifico Henne

E-mails: mau@machadomeyer.com.br // dhenne@machadomeyer.com.br

b.	If for Semantix or for the Company, send to: Address:

Avenida Eusébio Matoso, No. 1375, 10th floor

Pinheiros, CEP 05423-180, São Paulo - SP

Attention: Leonardo dos Santos Poça D’Água

E-mails:    lsantos@semantix.com.br

With copy to (for the purposes of this Agreement, the sending of the copy will not be deemed and will not have effect of notice, communication or notification to Semantix):

Bronstein Zilberberg Advogados

Address: Av. Presidente Juscelino Kubitschek, 360, 16th

floor Vila Nova Conceição, CEP 04543-000, São Paulo - SP

Attention: Sergio Bronstein

E-mail: sergio.bronstein@bzcp.com.br

13.1.1.    For the purposes of paragraph 10, article 118 of the thee Companies Law, hereby this Agreement, Excella appoints Messrs. João Marcos Bezerra, Brazilian, married, business manager, bearer of identity card No. RG 34.969.571- 4 (SSP/SP), registered with CPF/ME under No. 338.811.668-74, resident and domiciled in the city of São Paulo, state of São Paulo, with the business address at Rua Bernardino de Campos, No. 230, 1st, 5th, 6th and 7th floors, Centro, CEP 13010-151, in the city of Campinas, state of São Paulo; and Fabio Andre Nanci Izidro Gonçalves, Brazilian, married, physician, bearer of identity card No. RG 103.747.22-6 (IFP), registered with CPF/ME under No. 041.125.297-67, resident and domiciled in the city of São Paulo, state of São Paulo, with the business address at Avenida Brigadeiro Faria Lima, No. 3144, 3rd floor, sala 329, Jardim Paulistano, CEP 01451-000, and Semantix appoints Mr. Leonardo Dos Santos Poça D’Água, Brazilian, single, business manager, bearer of identity card No. RG 29.599.333-9 (SSP/SP), registered with CPF/ME under No. 298.372.378-05, resident and domiciled in the city of Barueri, state of São Paulo, at Alameda Tocai, No. 58, Tamboré, CEP 06458-280, as representatives to communicate with the Company and to provide or receive information when requested.

13.2.    Expenses. Each Shareholder must bear its respective expenses, direct or indirect, arising from the negotiation and preparation of this Agreement, as well as from the fulfillment of the operations considered herein.

13.3.    Irrevocability and Irreversibility. This Agreement is entered into by the Shareholders and by the Company on an irrevocable and irreversible basis.

13.4.    Amendments and Waivers. This Agreement may only be amended, superseded, cancelled, renewed or extended, and there may only be a waiver of the terms of this Agreement, by means of an instrument in writing signed by all Shareholders or, in case of a waiver, by the Shareholder who is waiving the relevant right. No delay or failure by any Shareholder to exercise any right under this Agreement shall operate as a waiver of such right or novation, nor shall it preclude the later or subsequent exercise thereof.

13.5.    Assignment. This Agreement may not be assigned by any of the Shareholders without the prior written consent of the other Shareholders, provided that Excella may, at any time and in its sole discretion, assign the Agreement to one of its respective Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns as may be authorized.

13.6.    Entire Agreement. This Agreement constitutes the entire agreement of the Shareholders, superseding all prior agreements and understandings between the parties, oral or written, with respect to such subject matter.

13.7.    Confidentiality. The Shareholders shall not make any disclosure or announcement with respect to this Agreement (“Confidential Information”) without the prior written consent of the other Shareholders, except to the extent necessary to comply with an applicable law, court order or decision issued by a competent Governmental Authority and provided that such court order or decision issued by a competent Governmental Authority does not also expressly prevent communication to the other Shareholders, and such disclosure shall reveal only that part of the Confidential Information that it has been legally or judicially obliged to reveal, and it shall also take all care to ensure the confidentiality of such portion of the Confidential Information disclosed.

13.7.1.    The confidentiality obligation stipulated in Section 13.7 will not apply: (i) with respect to information that is public knowledge at the present date, (ii) with respect to Confidential Information that, although confidential at the present date, becomes public knowledge, without the disclosure having been made in violation of the provisions of this Agreement or (iii) when there is a legal obligation of disclosure, by virtue of law or decision in which case the Confidential Information shall be provided exclusively to those persons who, by virtue of such legal obligation or court order, must receive it.

13.7.2.    The Party to whom any Confidential Information is to be disclosed shall notify the other Parties as soon as reasonably practicable so that the other Parties may take such action deemed necessary to suspend such obligation or restrict the extent of the information to be disclosed (in any event upon the consent of the Party to whom the Confidential Information is to be disclosed).

13.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Brazil.

13.9.    Dispute Resolution. In the event of any difficulty in the interpretation or execution of this Agreement or any dispute relating to the performance of this Agreement, the Parties shall use their best efforts to resolve the matter amicably. To that end, the Parties shall negotiate in good faith a settlement that is satisfactory to the claimant Party or Parties and to the respondent(s). If the Parties are unable to reach an agreement within fifteen (15) days after receipt of the notice regarding the existence of the dispute and the need for conciliation of interests, the dispute will be resolved by arbitration in the manner set forth in the following item.

13.10.    Arbitration. Notwithstanding the provisions of Section 13.10, it is agreed that any and all controversies or disputes arising out of or in any way related to this Agreement shall be settled, exclusively and finally, by arbitration, which shall be conducted and administered in the Portuguese language and according to the Arbitration Rules (“Rules”) of the Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce) (“CAM-CCBC”), in a procedure to be administered by the CAM-CCBC, in accordance, subsidiarily, with the provisions of Law No. 9.307, dated September 23, 1996, as amended, and the Code of Civil Procedure.

13.10.1.    The seat of the arbitration shall be the city of São Paulo, state of São Paulo, Brazil, where the arbitration award shall be rendered, unless the Parties expressly agree otherwise and without prejudice to the Parties, by mutual agreement, designating a different location for the holding of hearings.

13.10.2.    The dispute shall be settled by means of a confidential arbitration procedure conducted by an Arbitral Tribunal composed of three (3) arbitrators, of which one (1) arbitrator is appointed by the claimant Party or Parties and one (1) arbitrator is appointed by the respondent Party or Parties, in the terms of the Rules, convened in the manner indicated in Section 13.10.3 below. The third arbitrator, who will act as Chairman of the Arbitral Tribunal, shall be appointed by mutual agreement between the two (2) arbitrators appointed by the Parties, within ten (10) days of the appointment of the last arbitrator, according to the terms and conditions of the Rules. If any of the three (3) arbitrators is not appointed within the period provided for in the Rules, it will be up to the Chairman of the CAM-CCBC to make the appointment. Any dispute regarding the appointment of the arbitrators, as well as the appointment of the third arbitrator, will be settled in accordance with the Rules.

13.10.3.    If more than one Party is involved in the dispute, such Parties shall actively or passively meet in defense of their common interests, so that the arbitration is always conducted by three (3) arbitrators, elected and replaced according to the Rules (one arbitrator appointed by the claimant Party or Parties, another appointed by the respondent Party or Parties and the third appointed by mutual agreement by the two (2) arbitrators appointed by the Parties or by the Chairman of the CAM-CCBC). In the event of arbitral proceedings involving three (3) or more Parties where the Parties cannot be consolidated as claimants and respondents, all Parties involved shall jointly appoint two arbitrators within ten (10) days as of the receipt by the Parties of the last CAM-CCBC notification to that effect. The third arbitrator, shall act as Chairman of the Arbitral Tribunal, and shall be chosen by the arbitrators appointed by the Parties within ten (10) days of the appointment of the last arbitrator or, if this is not possible for any reason, by the Chairman of the CAM-CCBC. Should the Parties for any reason not jointly appoint the two (2) arbitrators, all members of the Arbitral Tribunal shall be appointed by the Chairman of the CAM-CCBC, who shall designate one of them to act as Chairman of the panel.

13.10.4.    Any document or information disclosed by the Parties in the course of the arbitration proceedings shall be considered confidential, and the Parties and the arbitrator(s) to be appointed shall be bound not to disclose such information to any third parties, except in the event of a request from judicial or administrative authorities against whom the obligation of confidentiality cannot be invoked.

13.10.5.    The arbitration award shall be binding on the Parties and shall not be subject to any judicial or administrative appeal. The arbitration award will be reasoned and made in writing.

13.10.6.    At the request of any Party, the Arbitral Tribunal may, until the signing of the Terms of Reference, consolidate two (2) or more arbitrations into a single arbitration in the following cases (i) if the Parties have agreed to consolidation; (ii) if all claims are made under the same arbitration agreement; or (iii) if the claims, although made under more than one arbitration agreement, relate to the same legal claim. In deciding whether to consolidate, the Arbitral Tribunal shall take into account any circumstances that it considers relevant, including the appointment or confirmation of the appointment of one or more arbitrators in more than one of the arbitrations (in which case the Arbitral Tribunal shall also take into account whether the same or different persons have been appointed or confirmed). Consolidation of arbitrations will occur in the arbitration that was initiated first, unless the Parties agree otherwise in writing.

13.10.7.    Without prejudice to the validity of the arbitration provision herein, the Parties elect, to the exclusion of any other, o foro central da Comarca de São Paulo (the Central Court of the Judicial District of São Paulo), state of São Paulo, if and when necessary, for the exclusive purpose of: (i) enforcement of obligations that immediately entail judicial execution; (ii) obtaining coercive measures or precautionary procedures as a guarantee to the effectiveness of the arbitration proceedings, pursuant to articles 22-A and 22-B of Law 9.307 dated September 23, 1996; (iii) obtaining injunctive relief and specific performance, it being understood that, once the injunction or specific performance is achieved, the Arbitral Tribunal to be constituted or already constituted, as the case may be, will have full and exclusive jurisdiction to decide on any and all issues, whether procedural or on the merits, which gave rise to the injunction or specific performance, suspending the respective judicial proceeding until the Arbitral Tribunal decides, partially or finally, on the matter. The filing of any action pursuant to this Section 13.10.7 does not waive this arbitration provision or the full jurisdiction of the Arbitral Tribunal.

13.10.8.    The Company binds itself to the terms of the arbitration provision provided in this Agreement for all purposes.

13.10.9.    Each Party shall bear its own costs and expenses incurred during the arbitration, and the Parties shall share equally the costs and expenses which cannot be attributed to one of them. The arbitration award shall award the ultimate responsibility for the cost of the proceedings to the losing Party, or both Parties in proportion to their unsuccessful claims, including reasonable and verifiable attorneys’ fees incurred.

13.10.10.    Arbitration will be on a legal basis, excluding judgments by equity, and applying the rules and principles of the legal system of the Federative Republic of Brazil.

13.11.    Annexes. All Exhibits contained herein are an integral part of this Agreement. In case of conflict between the provisions of the Exhibits and this Agreement, the terms and conditions of this Agreement shall prevail.

13.12.    Headings. The headings used for Sections and items in this Agreement are for convenience and reference only and shall in no way affect or alter the meaning or interpretation of the provisions of this Agreement.

13.13.    Severability of Provisions. Any term or provision of this Agreement that is declared invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability, without rendering the remaining terms and provisions of such Section and/or this Agreement invalid or unenforceable.

13.14.    Electronic Signature. The Parties affirm and declare that, in the form of item X, of the head of Article 3 and in Article 18 of Law No. 13.874, dated September 20, 2019, in Article 2-A, of Law No. 12.682, dated July 9, 2012, in Articles 104 and 107, of the Civil Code, and in Article 10, paragraph 2, of Medida Provisória (Provisional Measure) No. 2.200-2, dated August 24, 2001, this Agreement shall be deemed signed, demandable and enforceable between the Parties and before third parties, regardless of the initialing of each page, provided that (a) it is executed in physical, electronic and/or hybrid form, at the discretion of the Parties; (b) the signature is, exclusively or in combination, (i) affixed on the physical support, (ii) certified by an ICP-Brazil accredited entity, (iii) executed by means of an e-CPF (digital certificate of an individual) and/or (iv) affixed by another means of evidencing authorship and integrity of documents in electronic form, including those using certificates not issued by ICP-Brazil; and (c) (1) if executed under the physical or hybrid form, its presentation under (i) the physical form (with the signatures in one or more of the formats herein indicated) or (ii) its digitalized form, with sending, in PDF format, or other tool, by a Party to the other, from the e-mail indicated in this Agreement, or to third parties, under any form; and (2) if executed under the electronic form, its presentation by a Party to the other, or to third parties, under any form and mechanism.

IN WITNESS WHEREOF, the parties hereto sign this Agreement, jointly with two (2) witnesses listed below.

São Paulo, May 26, 2021.

[End of page intentionally left blank]

[Signature page 1/4 of the Shareholders Agreement executed on May 26, 2021, between Excella Gestão de Saúde Populacional Ltda., Semantix Participações S.A. and, additionally, as a consenting intervening party, Tradimus S.A.]

Shareholders:

EXCELLA GESTÃO DE SAÚDE POPULACIONAL LTDA.

/s/ João Marcos Bezerra	/s/ Fábio André Nanci Izidro Gonçalves
Name: João Marcos Bezerra	Name: Fábio André Nanci Izidro Gonçalves
Position: Director	Position: Director

[Signature page 2/4 of the Shareholders Agreement executed on May 26, 2021, between Excella Gestão de Saúde Populacional Ltda., Semantix Participações S.A. and, additionally, as a consenting intervening party, Tradimus S.A.]

Shareholders:

SEMANTIX PARTICIPAÇÕES S.A.

/s/ Leandro dos Santos Poça D’Água	/s/ Leonardo dos Santos Poça D’Água
Name: Leandro dos Santos Poça D’Água	Name: Leonardo dos Santos Poça D’Água
Position: Director	Position: Director

[Signature page 3/4 of the Shareholders Agreement executed on May 26, 2021, between Excella Gestão de Saúde Populacional Ltda., Semantix Participações S.A. and, additionally, as a consenting intervening party, Tradimus S.A.]

Consenting Intervener:

TRADIMUS S.A.

/s/ Adriano Alcalde	/s/ Leonardo dos Santos Poça D’Água
Name: Adriano Alcalde	Name: Leonardo dos Santos Poça D’Água
Position: Director	Position: Director

[Signature page 4/4 of the Shareholders Agreement executed on May 26, 2021, between Excella Gestão de Saúde Populacional Ltda., Semantix Participações S.A. and, additionally, as a consenting intervening party, Tradimus S.A.]

Witnesses:

/s/ Tatiana Dutra Bacchin	/s/ Vanessa de Fatima Brites
Name: Tatiana Dutra Bacchin	Name: Vanessa de Fatima Brites
RG: 50.258.984-X	RG: 33.383.150-0
CPF: 479.249.818-02	CPF: 321.003.238-65

ANNEX A

EXCLUSIVE ACTIVITIES

The Exclusive Activities of the Company comprise activities that meet, in combination, the following requirements:

A)    involve activities of development and commercialization of technological products with commercial models, including those already developed by the Company prior to the execution of this Agreement;

B)    have as a target market: hospitals, healthcare plans, pharmaceutical industry, medical devices industry, health insurers and other participants of the healthcare market; and

C)    have as main objectives: to improve accountability for healthcare quality based on clinical outcomes and healthcare costs, focus on compensation models directed at population health management (i.e. value-based), and to create intelligent automation to assess and reach beneficiaries of portfolios, engage patients in self-care, and maximize the chances that each beneficiary receives appropriate care (preventive, chronic, and acute).

Attached are examples of activities that are considered to be Exclusive Activities of the Company.

EXHIBIT LIST

EXHIBIT	Joint Venture: Value Based Data Analytics

EXHIBIT 8.1	Business Plan